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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216978

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 28, 2017)

REPUBLIC OF SOUTH AFRICA

U.S.$1,400,000,000 5.875% Notes due 2030
U.S.$600,000,000 6.300% Notes due 2048

         The U.S.$1,400,000,000 5.875% Notes due June 22, 2030 (the "2030 Notes") bear interest at the rate of 5.875% per year, accruing from May 22, 2018 and the U.S.$600,000,000 6.300% Notes due June 22, 2048 (the "2048 Notes" and, together with the 2030 Notes, the "Notes") bear interest at the rate of 6.300% per year, accruing from May 22, 2018. Interest on the Notes is payable on June 22 and December 22 of each year, commencing December 22, 2018. There will be a long first coupon from (and including) May 22, 2018 to (but excluding) December 22, 2018. The 2030 Notes mature on June 22, 2030 and the 2048 Notes mature on June 22, 2048. The Notes are not redeemable prior to maturity.

         Application has been made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the "CSSF"), as competent authority under Directive 2003/71/EC, as amended (the "Prospectus Directive") and the Luxembourg Act dated July 10, 2005 on prospectuses for securities, as amended (the "Prospectus Act 2005"), to approve this prospectus supplement (the "Prospectus Supplement"), together with the accompanying prospectus dated March 28, 2017 (the "Prospectus"), as a prospectus for the purposes of the Prospectus Directive. By approving this Prospectus Supplement and the accompanying Prospectus, the CSSF gives no undertaking as to the economic and financial soundness of the transaction or the quality or solvency of the Republic of South Africa in accordance with article 7(7) of the Prospectus Act 2005.

         Currently there is no public market for the Notes. Application has been made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market "Marché réglementé" of the Luxembourg Stock Exchange, Bourse de Luxembourg (which is a regulated market for the purpose of the Markets in Financial Instruments Directive 2014/65/EU, amending Directive 2002/92/EC and Directive 2011/61/EU).

         The Notes will contain provisions regarding ranking and future modifications to their terms that differ from those applicable to South Africa's outstanding external debt issued prior to April 6, 2016. The Notes will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications, which are described beginning on page 16 of the accompanying Prospectus, under which South Africa may amend the payment provisions of any series of debt securities (including the Notes) and other reserved matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain "uniformly applicable" requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

         Upon listing and admission to trading of the Notes offered hereunder on the Luxembourg Stock Exchange, copies of this Prospectus Supplement and the accompanying Prospectus, as well as the documents incorporated by reference herein, may be obtained from the Luxembourg Stock Exchange website at http://www.bourse.lu.

         NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         A decision to participate or not participate in the offering will involve certain risks. It is important that you read "Risk Factors" beginning on page S-15 of this Prospectus Supplement and the risks discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the Securities and Exchange Commission (the "SEC").

	2030 Notes		2048 Notes
	Per Note	Total	Per Note	Total
Public Offering Price(1)	99.992%	U.S.$1,399,888,000	99.991%	U.S.$599,946,000
Underwriting Discount	0.125%	U.S.$1,750,000	0.125%	U.S.$750,000
Proceeds, before expenses, to South Africa	99.867%	U.S.$1,398,138,000	99.866%	U.S.$599,196,000

(1)
Plus accrued interest from May 22, 2018, if settlement occurs after that date.

         The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company ("DTC") on May 22, 2018.

The Joint Bookrunners are:

Deutsche Bank / Nedbank	J.P. Morgan	Rand Merchant Bank	Standard Bank

The date of this Prospectus Supplement is May 15, 2018

Prospectus Supplement

Base Prospectus

S-i

INTRODUCTION

        This Prospectus Supplement supplements the accompanying Prospectus relating to the debt securities and warrants of the Government of the Republic of South Africa (the "National Government," the "South African Government," the "Republic" or "South Africa," unless references to the "Republic" or "South Africa," within any particular context, clearly indicate a reference to the sovereign state of the Republic of South Africa). You should read this Prospectus Supplement along with the accompanying Prospectus, which together constitute a prospectus within the meaning of article 5.3 of the Prospectus Directive. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. Please see "Documents Incorporated by Reference" in this Prospectus Supplement and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. In case of an inconsistency between information provided in this Prospectus Supplement and the accompanying Prospectus, the statements in this Prospectus Supplement will prevail. Upon listing and admission to trading of the Notes offered hereunder on the Luxembourg Stock Exchange, copies of this Prospectus Supplement and the accompanying Prospectus, as well as the documents incorporated by reference herein, may be obtained from the Luxembourg Stock Exchange website at http://www.bourse.lu.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Republic, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Nedbank Limited, Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch), or The Standard Bank of South Africa Limited (the "Underwriters"). This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Republic since such date.

        The Republic accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

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  the information contained in this Prospectus Supplement and the accompanying Prospectus is true and correct in all material respects and is not misleading; and

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  it has not omitted other facts the omission of which makes this Prospectus Supplement and the accompanying Prospectus as a whole misleading.

        The Notes are debt securities of the Republic, which are being offered under the Republic's registration statement no. 333-216978 filed with the SEC under the U.S. Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement and the accompanying Prospectus are part of the registration statement. The accompanying Prospectus provides you with a general description of the securities that the Republic may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This Prospectus Supplement also adds, updates or changes information provided or incorporated by reference in the accompanying Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the accompanying Prospectus as well as the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

        None of this Prospectus Supplement, the accompanying Prospectus nor any document incorporated by reference are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of South Africa or the Underwriters that any recipient of this Prospectus Supplement, the accompanying Prospectus or any document incorporated by reference should purchase Notes.

        You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither the Republic nor the Underwriters is responsible for your compliance with these legal requirements. It is important that you read "Jurisdictional Restrictions" beginning on page S-37 of this Prospectus Supplement.

        The Republic has prepared the offering and is solely responsible for its contents. You are responsible for making your own examination of the Republic and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:

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  you have reviewed the offering;

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  you have had an opportunity to request and review any additional information that you may need; and

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  the Underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.

        The Republic and the Underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisers as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes.

        As used in this Prospectus Supplement, "business day" means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

        In this Prospectus Supplement, all amounts are expressed in South African Rand ("R," "Rand" or "rand") or U.S. dollars ("U.S.$," "$" or "dollars"), except as otherwise specified.

        The Republic's fiscal year begins on April 1 and ends on March 31. Economic data presented in this Prospectus Supplement is presented on a calendar year basis unless reference is made to the relevant fiscal year or the fiscal year is otherwise indicated by the context.

        Unless otherwise indicated, references to gross domestic product ("GDP") are to real GDP, calculated using constant prices in order to adjust for inflation (with 2010 as a base year), and percentage changes in GDP refer to changes as compared to the previous year or the same quarter of the previous year, unless otherwise indicated.

        This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein contain figures that have been subject to seasonal adjustment and/or annualisation. Seasonal adjustment is a method to account for and eliminate the estimated effects of normal seasonal variation from a series of data, so that the effects of other influences on the series can be more clearly recognised and defined. Depending on the nature of the seasonal pattern, seasonal adjustment is accomplished either by the multiplicative method (i.e., each value of a time series is adjusted by dividing by a seasonal index that represents the percentage of the normal value typically observed in that season) or the additive method (i.e., each value of a time series is adjusted by adding or subtracting a quantity that represents the absolute amount by which the value in that season of the year tends to be below or above normal, as estimated from past data). The aim of annualisation is to reflect what the real growth rate would be if the prevailing growth rate were to be sustained for a year.

Annualised information is calculated as the quarterly data multiplied by four, while the annualised growth rates are derived by raising the change in a given quarter from the previous quarter to the power of four. Seasonally adjusted and annualised information is presented for comparative purposes only and is not necessarily indicative of actual performance. Accordingly, South Africa cautions you not to place undue reliance on seasonally adjusted or annualised information because actual performance may differ materially from such information.

        The South African Government is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the South African Government. The South African Government will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive any immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. The South African Government reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the "Immunities Act") with respect to actions brought against it under United States federal securities laws or any state securities laws. In the absence of a waiver of immunity by the South African Government with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against the South African Government unless a court were to determine that the South African Government is not entitled under the Immunities Act to sovereign immunity with respect to such action. Enforceability in South Africa of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws is subject, among other things, to the absence of a conflicting judgment by a South African court or of an action pending in South Africa among the same parties and arising from the same facts and circumstances and to the South African courts' determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant and that enforcement would not violate South African public policy. In general, the enforceability in South Africa of final judgments of U.S. courts obtained other than by default would not require retrial in South Africa. In original actions brought before South African courts, there is uncertainty as to the enforceability of liabilities based on United States federal securities laws. The South African courts may enter and enforce judgments in foreign currencies. See "Description of Debt Securities—Governing Law; Consent to Service" in the accompanying Prospectus.

        In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of Notes allotted does not exceed 105% of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may cease at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

        This Prospectus Supplement and the accompanying Prospectus have been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither the Republic nor the Underwriters or any person who controls an Underwriter or any director, officer, employee or agent of the Underwriters or any affiliate (as defined in Rule 405 under the Securities Act, an "affiliate") of such person will accept any liability or responsibility whatsoever in respect of any difference between this Prospectus Supplement and the accompanying Prospectus distributed to you in electronic format and this Prospectus Supplement and the accompanying Prospectus in their original form.

        The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus

Supplement and the accompanying Prospectus are required by the Republic and the Underwriters to inform themselves about, and to observe, any such restrictions. See "Jurisdictional Restrictions" in this Prospectus Supplement.

        PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a "retail investor" means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive") where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

        MIFID II product governance / Professional investors and ECPs only target market —Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

        We expect that delivery of the Notes will be made on the date specified on the cover page of this Prospectus Supplement, which will be the fifth business day following the date of this Prospectus Supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this Prospectus Supplement or the next three succeeding business days should consult their own adviser.

 FORWARD-LOOKING STATEMENTS

        This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act. Statements that are not historical facts, including statements with respect to certain of the current expectations, plans and objectives of South Africa and the economic, monetary and financial conditions of the Republic, are forward-looking in nature. These statements may be made expressly in this Prospectus Supplement or may be in other documents. South Africa refers you to or has filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this Prospectus Supplement or documents to which South Africa refers you.

        These forward-looking statements are subject to numerous assumptions, risks, and uncertainties that may cause South Africa's actual results to be materially different from any future results expressed or implied by the Republic in those statements. The risks and uncertainties include those risks, uncertainties, and risk factors identified, among other places, under "Risk Factors" below and the risks discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC. Such factors include, but are not limited to:

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  external factors, such as interest rates in financial markets outside South Africa and social and economic conditions in South Africa's neighbors and major export markets; and

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  internal factors, such as general economic and business conditions in South Africa, present and future exchange rates of the Rand, foreign currency reserves, the ability of the South African Government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

        Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. South Africa cautions you not to place undue reliance on those statements, which speak only as of the date of this Prospectus Supplement or, in the case of documents South Africa refers you to or incorporates by reference, the date of such documents.

        The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Republic or persons acting on its behalf may issue. South Africa does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus Supplement or to reflect the occurrence of unanticipated events.

OVERVIEW OF THE ISSUER

        This Prospectus Supplement and the accompanying Prospectus contain information that should be read carefully before any decision is made with respect to the offering. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole. You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. The following overview is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the capitalized terms used in this overview and not defined herein has the meaning set forth elsewhere in this Prospectus Supplement.

        This section provides information that supplements the information about South Africa that is included in South Africa's Annual Report on Form 18-K, which was filed with the SEC on January 26, 2018 (as amended, the "Annual Report"). To the extent that the information in this section differs from the information contained in South Africa's Annual Report, you should rely on the information in this section.

        On February 21, 2018, the National Treasury released the Budget Review 2018 (the "2018 Budget Review"), and on March 20, 2018, the South African Reserve Bank released its March 2018 Quarterly Bulletin (the "March Quarterly Bulletin"). South Africa filed the 2018 Budget Review and the March Quarterly Bulletin with the SEC on May 15, 2018 under cover of Form 18-K/A ("Amendment No. 1"), which is incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. You should read the 2018 Budget Review and the March Quarterly Bulletin together with the additional information therein in conjunction with the other information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

The Issuer

        South Africa has been an established constitutional democracy since 1994, when it held its first fully democratic national elections. South Africa has the most developed economy in Sub-Saharan Africa in terms of total GDP, and accounted for almost 23% of the aggregate GDP of Sub-Saharan Africa during 2017 (source: IMF, World Economic Outlook Database, April 2018). The South African economy is diverse and supported by a well-developed legal system and a sophisticated financial system.

        Following the financial crisis, which induced a 1.5% contraction in real GDP growth in 2009, real GDP growth rebounded to rates above 3% in 2010 and 2011. Growth subsequently declined to 1.8% in 2014, 1.3% in 2015 and 0.6% in 2016 as a result of lower commodity prices, higher borrowing costs, diminished business and consumer confidence, and drought. However, real GDP accelerated to an annualised rate of 3.1% in the fourth quarter of 2017, marking the third consecutive quarter with growth above 2.0%, driven primarily by a faster pace of expansion in economic activity in the secondary and tertiary sectors. By contrast, real output growth slowed notably in the primary sector, largely due to a contraction in mining output. Growth in real agricultural output also decreased slightly, but remained positive overall.

        Faster growth in the real gross value added by the secondary sector in the fourth quarter of 2017 resulted from a third successive quarter of growth in manufacturing output growth, supported by increased manufactured exports as well as a rebound in activity in the sector supplying electricity, gas and water. By contrast, the real output of the construction sector contracted further as both residential and non-residential building activity decreased.

        The acceleration in real output growth of the tertiary sector in the fourth quarter of 2017 was due to faster output growth in all four of the services subsectors. Real activity in the commerce sector rebounded in the fourth quarter as the real gross value added by the wholesale, retail and motor trade subsectors increased. Increased activity in land freight transportation underpinned the expansion in the real output of the transport sector, while the real output of the financial sector increased primarily as a result of increased activity in the equity market.

        Since the end of the 2008-2009 recession, the labor market recovery has been sluggish. Employment growth remained low in the fourth quarter of 2017, despite three consecutive quarterly increases in real GDP. According to the Quarterly Labour Force Survey conducted by Statistics South Africa ("Stats SA"), the number of people employed in South Africa decreased by 21,000 from the third to the fourth quarter of 2017, lowering total employment to approximately 16.2 million. Compared to the fourth quarter of 2016, total employment increased by 102,000, while the year-on-year growth rate slowed significantly from 2.3% in the third quarter of 2017 to 0.6% in the fourth quarter.

        Domestic inflationary pressures moderated significantly throughout most of 2017. In particular, food price inflation (with the notable exception of meat prices) declined significantly following the end of the drought in the northern parts of the country and a bumper maize harvest, electricity price inflation decreased by more than half and the appreciation of the Rand from early 2016 onwards has resulted in significantly lower prices of imported goods.

        Annual average consumer price inflation slowed from 6.3% in 2016 to 5.3% in 2017, with headline consumer price inflation falling below the upper limit of the inflation target range set by the South African Reserve Bank ("SARB") in April 2017 and moderating further to 4.6% in July. Subsequently, this measure of price inflation fluctuated within a fairly narrow band, and was 4.4% in January 2018, with the decline slowed primarily by higher fuel price inflation as a result of high international crude oil prices.

Recent Developments

  Political Developments

        Mr Jacob Zuma resigned as President of South Africa on February 14, 2018. Mr Cyril Ramaphosa, Mr Zuma's former Deputy President, was sworn in as President of South Africa on February 15, 2018.

        On February 26, 2018, President Ramaphosa reshuffled the cabinet, which had been appointed by former President Zuma, and appointed African National Congress Deputy President, Mr David Mabuza, as Deputy President of the Republic. Former Finance Minister Nhlanhla Nene was sworn in as a member of parliament and appointed as Minister of Finance, while Mr Pravin Gordhan was appointed as Minister for Public Enterprises. Mr Malusi Gigaba, who was serving as Minister of Finance at the time of the reshuffle, was appointed as Minster of Home Affairs. Following the cabinet reshuffle, 23 out of 35 departments have new political heads; in total, 15 ministers were reshuffled and 10 were removed.

        Former President Jacob Zuma was formally served with a summons to appear in court on April 6, 2018 to face 16 charges of corruption, money laundering and racketeering, originating from 783 questionable payments he received. However, the state prosecutors and former President Zuma's lawyers were granted an adjournment by the Durban High Court until June 8, 2018.

  Credit Rating Developments

        On 23 March 2018 and 13 April 2018, respectively, both Moody's Investors Service ("Moody's") and Japan's Ratings and Investment Information, Inc. ("R&I") affirmed South Africa's investment grade ratings and changed their outlooks from negative to stable.

        Moody's, cited the following factors in affirming the rating:

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  The previous deterioration of South Africa's institutions is expected to gradually reverse under a more transparent, predictable policy framework. The recent change in political leadership, including the election of Cyril Ramaphosa as President of South Africa on 15 February 2018, appears to have halted the gradual erosion of the strength of South Africa's institutions.

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  The recent change in political leadership comes in parallel with growing signs of cyclical, and potentially structural, improvements in economic growth, leading to improved growth performance and prospects.

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  The 2018 Budget Review contains a fiscal adjustment plan that is intended to stabilise and eventually reduce South Africa's debt burden. Compared to the Medium Term Budget Policy Statement published in October 2017, the 2018 Budget Review outlines a strategy for addressing rising fiscal pressures, with a front loaded, revenue-driven, fiscal adjustment, supported by material cuts in expenditures in 2018/2019 and future years to finance, among others, rising expenditure on education.

        Similarly, while South Africa's ratings by both S&P Global Ratings ("S&P") and Fitch Ratings ("Fitch") are in the sub-investment grade category, they carry stable outlooks. S&P and Fitch are expected to publish further credit rating announcements on 25 May 2018 and in June 2018, respectively. Nevertheless, such ratings remain subject to on-going political and economic risks, including those set forth in "Risk Factors—Risks Related to the Notes—There can be no assurance that the Republic's credit rating will not change" below.

        The following table sets forth growth in real gross value added by sector for the periods indicated.

	Percentage Growth in Real Gross Value Added by Sector (at constant 2010 prices)
	For the year ended December 31, 2016			For the year ended December 31, 2017
	Growth	Contribution to GDP Growth	Share in GDP	Growth	Contribution to GDP Growth	Share in GDP
Agriculture, forestry and fishing	–10.2	–0.2	2.3	17.7	0.4	2.6
Mining and quarrying	–4.2	–0.3	8.0	4.6	0.3	8.2
Manufacturing	0.9	0.1	13.7	–0.2	—	13.5
Electricity, gas and water	–2.3	–0.1	2.3	0.2	—	2.3
Construction	1.1	—	3.9	–0.3	—	3.8
Wholesale and retail trade, catering and accommodation	1.7	0.2	15.3	–0.6	–0.1	15.0
Transport, storage and communication	0.8	–0.1	9.4	1.5	0.1	9.4
Finance, insurance, real estate and business services	2.3	0.5	22.2	1.9	0.4	22.3
General government services	1.4	0.2	17.0	0.3	0.1	16.8
Personal services	1.5	0.1	5.9	1.2	0.1	5.9

Sources: South African National Treasury and Stats SA.

        The following table summarizes the National Government debt as of the dates indicated in each of the years ended March 31, 2013 through 2018.

	As of March 31,
	2014	2015	2016	2017	2018
	Rand (million) except percentages
Government bonds	1,217,512	1,399,282	1,572,574	1,727,085	1,949,577
Treasury bills	192,206	202,217	209,468	250,468	293,321
Marketable internal debt	1,409,718	1,601,499	1,782,042	1,977,553	2,242,898
Non-marketable internal debt	31,381	30,586	37,322	38,171	29,013
Total internal debt	1,441,099	1,632,085	1,819,364	2,015,724	2,271,911
Total external debt(1)	143,659	166,830	199,607	221,934	217,811
Total gross loan debt	1,584,758	1,798,915	2,018,971	2,237,658	2,489,722
Cash balances(2)	(205,304)	(214,709)	(214,333)	231,411	205,196
Total net loan debt(3)	1,379,454	1,584,207	1,804,638	2,006,247	2,284,526
GFECRA(4)	(177,913)	(203,396)	(304,653)	241,514	—
As percentages of nominal GDP:
Net loan debt	38.1%	41.0%	44.2%	45.5%	48.6%
External debt	4.0%	4.3%	4.9%	5.0%	4.6%
As percentage of gross loan debt:
External debt	9.1%	9.3%	9.9%	9.9%	8.7%

Notes:

(1)
Valued using the applicable foreign exchange rates as at the end of each period.

(2)
This represents surplus cash of the National Revenue Fund on deposit at the commercial banks and the SARB. Bank balances in foreign currencies are revaluated using the applicable exchange rates as at the end of each period.

(3)
The total net loan debt is calculated with due account of the bank balances of the National Revenue Fund (balances of the National Government's accounts with the SARB and with commercial banks).

(4)
Represents the balance on the GFECRA. A negative balance indicates a profit and a positive balance reflects a loss.

Sources: South African National Treasury and SARB.

        The following table sets forth, for the periods indicated, the Current Account as a percentage of nominal GDP.

	As of December 31,
Percentage of GDP	2013	2014	2015	2016	2017
Total current account (saar values)	–5.8	–5.1	–4.6	–2.8	–2.5
Trade balance	–2.0	–1.4	–1.1	0.8	1.5
Net services, income and current transfer payments	–3.8	–3.7	–3.5	–3.6	–4.0
Net service payments	–0.3	–0.1	–0.1	–0.2	–0.1
Net income payments	–2.6	–2.7	–2.5	–2.8	–3.0
Net dividend payments	–1.4	–1.4	–1.2	–1.3	–1.3
Net current transfer payments (mainly SACU(1))	–0.9	–0.9	–0.8	–0.6	–0.8
Current account excluding SACU current transfers(2)	–4.6	–3.8	–3.4	–1.8	–1.3

Notes:

(1)
SACU refers to the Southern African Customs Union

(2)
Excluding net transfer payments.

Source: South African Reserve Bank.

        The following table sets forth, for the periods indicated, the exchange rate of the Rand per U.S. Dollar.

	Rand (against the U.S. Dollar)
	Low	High	Average	Period End
Year
2009	7.2439	10.5948	8.4372	7.3721
2010	6.6224	7.9704	7.3222	6.6224
2011	6.5962	8.5423	7.2531	8.1319
2012	7.4777	8.9432	8.2099	8.4838
2013	8.4478	10.4849	9.6502	10.4675
2014	10.2815	11.7415	10.8444	11.5719
2015	11.2955	15.5742	12.7507	15.5742
2016	13.2747	16.8927	14.7088	13.6282
2017	12.2566	14.4606	13.3129	12.2940
January 2018	11.8483	12.4626	12.2073	11.8753
February 2018	11.5604	12.0987	11.8246	11.7735
March 2018	11.6360	12.0635	11.8365	11.8128
April 2018	11.8154	12.4260	12.0865	12.3651
May 2018 (through May 7, 2018)	12.5266	12.6450	12.5997	12.5266

Source: South African Reserve Bank.

        On May 7, 2018, the exchange rate was R12.5266 per U.S. dollar.

 THE OFFERING

Issuer:	Republic of South Africa.
Securities Offered:	U.S.$1,400,000,000 5.875% Notes due 2030.
U.S.$600,000,000 6.300% Notes due 2048.
Maturity Date:	The 2030 Notes will mature on June 22, 2030.
The 2048 Notes will mature on June 22, 2048.
Aggregate Principal Amount:	U.S.$1,400,000,000 for the 2030 Notes.
U.S.$600,000,000 for the 2048 Notes.
Issue Price:	99.992% of the principal amount of the 2030 Notes, plus accrued interest, if any, from May 22, 2018.
99.991% of the principal amount of the 2048 Notes, plus accrued interest, if any, from May 22, 2018.
Issue Date:	May 22, 2018.
Interest Rate:	5.875% per annum for the 2030 Notes.
6.300% per annum for the 2048 Notes.
Current Yield:	5.875% as at the Issue Date for the 2030 Notes.
6.300% as at the Issue Date for the 2048 Notes.
Interest Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Interest Payment Dates:	June 22 and December 22 of each year, commencing December 22, 2018. There will be a long first coupon from (and including) May 22, 2018 to (but excluding) December 22, 2018.
Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.
ISIN:	US836205AY00 for the 2030 Notes.
US836205AZ74 for the 2048 Notes.
CUSIP:	836205 AY0 for the 2030 Notes.
836205 AZ7 for the 2048 Notes.
Common Code:	182307416 for the 2030 Notes.
182307424 for the 2048 Notes.

Status and Ranking:

The Notes will be designated as "equal ranking securities" and, upon issuance, will be direct, general, unconditional, and unsecured obligations of the Republic and will rank without any preference among themselves and equally with all other external indebtedness of the Republic which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other external indebtedness. See "Description of Debt Securities—General" and "Description of Debt Securities—Negative Pledge" in the accompanying Prospectus.

Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See "Underwriting" and "Jurisdictional Restrictions."
Listing and Admission to Trading:

Application has been made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market "Marché réglementé" of the Luxembourg Stock Exchange, Bourse de Luxembourg.

Denomination and Form:

The Notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees. The Notes will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Clearance and Settlement:

Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC, Euroclear or Clearstream Banking S.A. (Clearstream, Luxembourg), if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Luxembourg Listing and Paying Agent:	Banque Internationale à Luxembourg, société anonyme.
Payment of Principal and Interest:

Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC.

See "Description of the Notes—General" and "Global Clearance and Settlement—Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg."

Default:

The Notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Notes prior to maturity. See "Description of Debt Securities—Events of Default" and "—Acceleration of Maturity of the Securities" in the accompanying Prospectus.

Aggregated Collective Action Clauses:

The Notes will be designated Aggregated Collective Action Securities under the Amended and Restated Fiscal Agency Agreement, dated as of February 10, 2017, between, among others, the Republic and Citibank, N.A., London Branch (the "Fiscal Agency Agreement"). The Notes will contain provisions regarding voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar or Euro denominated debt securities issued by the Republic prior to April 6, 2016. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as "collective action clauses." Under these provisions, the Republic may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, and may amend the payment provisions of any series of debt securities (including the Notes) and other reserved matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain "uniformly applicable" requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled "Description of the Notes—General" in this Prospectus Supplement and "Description of Debt Securities—Events of Default," "Acceleration of Maturity of the Securities," "—Amendments to Terms of the Securities" and "Aggregated Collective Action Securities" in the accompanying Prospectus.

Sinking Fund:	None.
Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation:

For a discussion of United States, South African and Luxembourg tax consequences associated with the Notes, see "Taxation" in this Prospectus Supplement and "Description of Debt Securities—South African Taxation" and "—United States Taxation" in the accompanying Prospectus. Investors should consult their own tax advisers in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Notes. Principal of and interest on the Notes are payable by the Republic without withholding or deduction from South African withholding taxes to the extent set forth herein. See "Description of Debt Securities—South African Taxation" in the accompanying Prospectus.

Further Issues:

South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (except for the public offering price and issue date) and so that such further notes shall be consolidated and form a single series with the Notes. See "Description of the Notes—Further Issues."

Governing Law:

The Notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the Notes, which will be governed by the laws of the Republic of South Africa.

Trading:	The Notes are expected to begin trading on a when-and-if-issued basis following the announcement of the results of the offering.
Use of Proceeds:

The Republic intends to use the net proceeds to pay its foreign currency commitments, subject to Section 71 of the South African Public Finance Management Act, 1999 (the "PFMA"). See "The External Sector of the Economy" and "National Government Debt—Summary of External National Government Debt" in the Annual Report.

Jurisdictional Restrictions:

There are selling restrictions relating to the offer of the Notes in France, Germany, Guernsey, Hong Kong, Italy, Japan, Singapore, South Africa, Taiwan, the United Kingdom and the United Arab Emirates. See "Jurisdictional Restrictions."

Risk Factors:

See "Risk Factors" below as well as discussed elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents we file with the SEC for a discussion of the risks you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

        You should read this entire Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on the Republic or any Underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:

Risks Relating to the Republic

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it

        The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See "Description of Debt Securities—Governing Law; Consent to Service" in the accompanying Prospectus.

        The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

Certain economic risks are inherent in any investment in an emerging market country such as South Africa

        Investing in an emerging market country such as South Africa carries economic risks. These risks include economic instability that may affect South Africa's economic results. Economic instability in South Africa in the past and in other emerging market countries has been caused by many different factors, including the following:

  •
  general economic and business conditions, including global economic conditions;

  •
  policy uncertainty;

  •
  high interest rates;

  •
  changes in currency values;

  •
  high levels of inflation;

  •
  exchange rates;

  •
  exchange controls;

  •
  wage and price controls;

  •
  foreign currency reserves;

  •
  changes in economic or tax policies;

  •
  the imposition of trade barriers; and

  •
  internal security issues.

        Any of these factors, as well as volatility in the markets for securities similar to the Notes, may adversely affect the value or liquidity of the Notes.

The Republic's growth rate and fiscal situation has worsened in recent years as political risks and policy uncertainty have increased, and further adverse changes in domestic or international economic conditions could have an adverse effect on the Republic's ability to service its public debt

        South Africa's domestic economic outlook has deteriorated significantly in recent years amid low commodity prices, heightened financial market volatility, diminished consumer and business confidence and weak investment, severe drought, severe strike action, electricity supply constraints, political uncertainty and concern over governance and debt levels at state-owned entities. In addition, monetary policy has also faced an increasingly challenging scenario given these conditions. The Republic's real GDP growth rate has decreased from 3.3% in 2011 to 1.3% in 2017. Although growth in real GDP was positive during 2017, as a result of growth in the secondary and tertiary sectors, output growth slowed considerably in the primary sector, largely due to a contraction in mining output. The ratio of net loan debt to nominal GDP also increased between 2011 and 2017 from 29.0% to 53.1% with a main budget deficit of 3.9% as at 31 December 2017. Accordingly, a failure to control public expenditure (or increase government revenues), implement structural reform measures or achieve economic growth may lead to a further widening in the fiscal or current account deficit and adversely impact the Republic's sovereign credit rating as well as its borrowing costs.

        Despite the election of Cyril Ramaphosa as President of South Africa on 15 February 2018 and some improvement of sentiment, GDP growth is still expected to continue to be weak in 2018, with average growth forecast by the National Treasury to only slightly increase in 2018, with only gradual improvement. Further, unemployment rates in South Africa for the third quarter of 2017 reached 27.7%, the highest level in almost 14 years with a slight decrease to 26.7% for the fourth quarter of 2017, according to Statistics South Africa. Against a backdrop of a low growth and a deteriorating fiscal position, the Republic proposed a number of measures in the 2018 Budget Review to rebuild confidence and to return public finances to a sustainable path. These measures included various tax increases, most notably the first increase in the value added tax (VAT) rate in 23 years, and a marginal reduction in the expenditure ceiling. However, there can be no assurance that these measures will be maintained as a result of domestic political conditions or due to adverse changes in the domestic or international economic environment.

        Other risks of fiscal policy slippage include the risk of increased borrowing costs as the result of increases in global borrowing costs, a rating downgrade to speculative grade and the potential for crystallization of contingent liabilities which stem from the state-owned entities portfolio and include guarantees, none of which has been called as at the date of this Prospectus Supplement. In particular, maintaining the financial sustainability of state-owned entities, particularly within the energy sector, poses a significant risk to South Africa's economy. If any state-owned entities become non-viable, or require a significant additional cash injection or other fiscal support to remain viable, it could impose a significant additional burden on the National Government's budget resources and constrain its ability to advance its policy objectives.

South Africa may be unable to meet its economic growth and reform objectives due to political and other factors which may adversely affect the performance of the South African economy

        Although the National Government has announced its intention to pursue a series of economic and fiscal reform initiatives, including those set forth in the 2018 Budget Review, there can be no assurance that such initiatives will achieve or maintain the necessary political support in the short or long term or if sufficient fiscal resources will be available given the challenging fiscal environment in South Africa. Stronger economic growth is needed to alleviate persistently high unemployment, improve income disparities and increase fiscal revenues. In particular, achieving the significant structural reforms announced by the National Government will be dependent on maintaining a political consensus and coherent policy agenda that balances these reform initiatives, which are intended to bolster economic growth and investor confidence, against the National Government's pledges to address state-capture and corruption. The political environment in South Africa has remained challenging with continued tensions between populist and reform-oriented politicians. In addition, there has been substantial political and media scrutiny regarding corruption in the South Africa government (both at a national and local level) and with respect to key state-owned entities. Improving economic and fiscal conditions and fighting corruption have been key policy platforms of President Ramaphosa, and failure to adequately address such issues could have a negative impact on South Africa's economic growth as well as investor confidence. Moreover, political and policy uncertainty could also increase during or following the next general elections that are scheduled for 2019. Accordingly, if the National Government in unwilling or unable to implement necessary reforms and address corruption due to political factors, this is likely to have an adverse impact on the Republic's economy and its ability to raise capital in the external debt markets in the future.

The Republic's economy remains vulnerable to external shocks and fluctuations in global and regional economic conditions and future significant economic difficulties of its major regional trading partners or by more general "contagion" effects, which could have an adverse effect on the Republic's economic growth and its ability to service its public debt.

        Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. The Republic's economy remains vulnerable to external shocks, such as the recent global economic crisis, the European sovereign debt crisis, declining commodity prices, adverse weather-related shocks, changes in investor sentiment amid global interest rate developments and slowing growth in emerging market countries. If there is a significant decline in the economic growth of any of the Republic's major trading partners, such as China or the European Union, or any eurozone member experiences difficulties in issuing securities in the sovereign debt market or servicing existing debt, it could have a material adverse impact on the Republic's balance of trade and adversely affect the Republic's economic growth.

        Asia, Africa and the European Union are the Republic's largest export markets. A decline in demand for imports from these markets could have a material adverse effect on the Republic's exports and the Republic's economic growth.

        In addition, because international investors' reactions to the events occurring in one emerging market country sometimes appear to demonstrate a "contagion" effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other emerging market countries. Key factors affecting the environment include low commodity prices, political instability, growth slowdown in China and the expectation of increases in interest rates by the U.S. Federal Reserve.

        There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets, including the Republic, or the economies of the principal countries in Europe. Furthermore, the outlook for the global economy has become more uncertain as the potential consequences of the UK's departure from the European Union are being assessed. There can be no assurance that these events will not adversely affect the Republic's economy and its ability to raise capital in the external debt markets in the future.

The impact of climate change, including the occurrence of floods and drought, has negatively affected the Republic in the past and may negatively affect it in the future.

        Climate change is a threat to the Republic's economy and its future growth prospects. A global increase in the mean temperature is likely to lead to changed precipitation patterns, sea level rises and more frequent extreme weather events, such as prolonged droughts and flooding. The Republic's economy is dependent on climate sensitive sectors, for example agriculture, tourism and energy. A change in climate may have several consequences, including lower agriculture productivity, damage to coastal infrastructure, fragile ecosystems, impact on health and biodiversity, financial market disruption, lower GDP and altered migration matters.

        The Republic has historically been affected by a variety of natural disasters, including floods and droughts. Natural disasters such as floods may lead to casualties, the destruction of crops and livestock, the outbreak of waterborne disease and the destruction of infrastructure, such as roads and bridges. Droughts may negatively affect the supply of agricultural commodities, the food supply in general and the generation of hydroelectric power. During 2010 and 2011, the Republic experienced a series of floods in certain areas which resulted in the destruction of infrastructure, crops and loss of human life and livestock. In addition, during 2015 and 2016, some parts of South Africa experienced severe drought conditions that resulted in a significant contraction in agriculture, and the price of staple foods, such as maize and soybeans, rose substantially while water sources dried up. As a result of this drought, growth in the agriculture, forestry and fishing sector was impacted by a decrease in value added of 6.1% and 7.8% in 2015 and 2016, respectively, in comparison to growth in value added of 21.9% in 2017. More recently, an ongoing drought in the Western Cape region, which is a key producer wheat and contributes more than 22% of agriculture, forestry and fishing value added to the economy, is expected to restrict sector growth in 2018. In addition, drought conditions continue to place extreme strain on the supply of water to nearly four million people in the city of Cape Town as well as in smaller towns in the Northern Cape, Eastern Cape and Western Cape, as well as Nelson Mandela Bay metropolitan municipality. The drought has been classified as a national disaster by the National Disaster Management Centre and the National Government has provisionally allocated R6 billion in 2018/2019 for drought relief in several provinces through the provision of assistance to the water sector and public investment projects. Expenditures associated with natural disaster relief efforts may adversely affect the Republic's budgetary position and, as a result, may impair its ability to service the Notes.

        Although agriculture, forestry and fishing accounts for 2.6% of South Africa's GDP, its economy nevertheless remains vulnerable to natural disasters such as floods and drought. While South Africa has taken measures to reduce the impact of climate change, any natural disasters or other effects associated with climate change could have a material adverse effect on South Africa's economy and its future growth prospects.

Risks Relating to the Notes

The trading market for debt securities may be volatile and may be adversely impacted by many events

        The market for the Notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and in European and other industrialized countries. There can be no assurance that events in South Africa, the United States, Europe or elsewhere will not cause market volatility, as in recent months, or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.

There could be no active trading market for the Notes

        The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market "Marché réglementé" of the Luxembourg Stock Exchange, Bourse de Luxembourg, there is no assurance that such application will be accepted or that an active trading market will develop.

There can be no assurance that the Republic's credit rating will not change

        Although Moody's and R&I have both affirmed South Africa's investment grade ratings and revised their respective outlooks from negative to stable on 23 March 2018 and 13 April 2018, respectively, Moody's, in particular, noted that their decision to provide a stable outlook reflected a careful balance of risks. Some of the risks cited by Moody's included:

  •
  The new South African Government faces equally significant opportunities and challenges:  the authority and capacity of the incoming administration of President Cyril Ramaphosa remains to be fully tested, and the political, policy and practical challenges of meeting diverse economic, social and fiscal objectives cannot be underestimated. Failure, at least as perceived by investors or voters, could lead to a further cycle of eroding economic, fiscal and institutional strength.

  •
  The South African Government's commitment to, or capacity to engineer, revived growth and debt stabilization could falter:  South Africa's rating would be placed on negative outlook or review for downgrade, and eventually downgraded if this were to become clear. In reaching such a conclusion, Moody's would consider the South Africa's success in delivering planned structural reforms in the period leading up to the 2019 Presidential elections, and the impact of its actions or inaction on the investment climate and on near-term and potential growth.

        Previously, on November 24, 2017, S&P had downgraded the Republic's long-term foreign currency debt rating to BB from BB+ and its long-term local currency debt rating to BB+ from BBB–. S&P cited the following factors as drivers of the downgrade:

  •
  Political risk and continued economic underperformance:  the Republic's political agenda has overshadowed policy making, despite a deteriorating economy and weakening public finances. The Republic's economic growth performance is among the weakest of emerging market sovereigns with less than zero per capita growth.

  •
  Monetary flexibility remains a strength, but the fiscal position is weakening:  the Republic's fiscal position has become unstable owing to weak economic growth and offsetting measures may not be strong enough to stabilise public finances.

        Similarly, on April 7, 2017, Fitch had downgraded the Republic's long-term foreign and local currency debt ratings to BB+ from BBB–. S&P's and Fitch's ratings both carry a stable outlook.

        Accordingly, and despite recent improvements, the key risks to South Africa's credit rating remain low growth prospects over the medium term and the resulting impact on the Republic's fiscal policy efforts. Furthermore, the credit rating agencies have raised concerns over the weak the institutional framework, policy uncertainty, slower progress with structural reforms, rising public debt, credibility and coordination, which they have identified as contributing to low business, investor and consumer confidence. Additionally, the rating agencies have raised concerns over the financial health of the state-

owned entities portfolio and its impact on the Republic's fiscal targets, the current account and budget deficits and the growth in the Republic's debt portfolio.

        Adverse changes in the Republic's credit ratings could adversely affect the trading price of the Notes. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. As at the date of this Prospectus Supplement, each of Moody's, S&P and Fitch (together, the "Rating Agencies") is established in the EU and is registered under Regulation No 1060/2009 (as amended) (the "CRA Regulation"). As such, each of the Rating Agencies is included in the list of credit rating agencies published by the European Securities and Markets Authority on its website (at http://www.esma.europa.eu/page/List-registered-and-certified-CRAs) in accordance with the CRA Regulation.

The Notes may not be a suitable investment for all investors

        You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:

  (i)
  have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;

  (ii)
  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;

  (iii)
  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;

  (iv)
  understand thoroughly the terms of the Notes and be familiar with the behavior of any relevant indices and financial markets; and

  (v)
  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities

        An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

        This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

The Notes are unsecured

        The Notes constitute unsecured obligations of the Republic.

The Notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders

        The Notes will contain provisions regarding voting on amendments, modifications and waivers under which certain key terms of the Notes may be amended, including the maturity date, the interest rate and other payment terms, without your consent. The Notes will contain provisions, commonly referred to as "collective action clauses," regarding future modifications to the terms of, or other actions taken in respect of, debt securities issued under the fiscal agency agreement. Under these provisions, the Republic may amend the payment provisions of the debt securities and other reserved matters, including, but not limited to, modifications to payment and other important terms, with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities that are Aggregated Collective Action Securities (including the Notes), if certain "uniformly applicable" requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities that are Aggregated Collective Action Securities (including the Notes), more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all such series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Legal investment considerations may restrict certain investments

        The investment activities of certain investors are subject to legal investment laws and regulations, or to review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

USE OF PROCEEDS

        The net proceeds from the sale of the Notes are estimated to be approximately U.S.$1,996,840,556 after deduction of the underwriting discount and of certain expenses payable by the Republic. The Republic intends to use the net proceeds to pay its foreign currency commitments, subject to Section 71 of the PFMA. See "The External Sector of the Economy" and "National Government Debt—Summary of External National Government Debt" in the Annual Report.

 DESCRIPTION OF THE NOTES

        This Prospectus Supplement describes the terms of the Notes in greater detail than the accompanying Prospectus and may provide information that differs from the accompanying Prospectus. If the information in this Prospectus Supplement differs from the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

General

        The Notes are to be issued pursuant to an Amended and Restated Fiscal Agency Agreement, dated as of February 10, 2017 (the "Fiscal Agency Agreement"), between, among others, South Africa and Citibank, N.A., London Branch, as Fiscal Agent (the "Fiscal Agent"). The following statements and the statements under "Description of Debt Securities" in the accompanying Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, filed or to be filed by South Africa with the SEC.

        The 2030 Notes, issued in an aggregate principal amount of U.S.$1,400,000,000, bear interest at the rate of 5.875% per annum and mature on June 22, 2030. The 2048 Notes, issued in an aggregate principal amount of U.S.$600,000,000, bear interest at the rate of 6.300% per annum and mature on June 22, 2048. Interest on the Notes is payable semi-annually on June 22 and December 22 of each year, commencing December 22, 2018, to the persons in whose names the Notes are registered at the close of business on the preceding June 7 or December 7 (whether or not a business day), as the case may be. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

        The Notes constitute direct, unconditional, general, and unsecured obligations of the Republic. The Notes will be designated equal ranking securities, and as such the Notes will rank equally and without any preference among themselves and equally with all present and future unsecured and unsubordinated general obligations of the Republic for external debt. The full faith and credit of the Republic has been pledged for the due and punctual payment of, and the due and timely performance of all the Republic's obligations relating to, the Notes.

        The Notes are aggregated collective action debt securities and will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to the Republic's outstanding external indebtedness issued prior to April 6, 2016. These provisions are referred to as "collective action clauses." Under these provisions, the Republic may amend the payment provisions of the debt securities and other reserved matters listed in the Notes with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain "uniformly applicable" requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

        The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, South Africa may at any time repurchase the Notes at any price in the open market or otherwise. South Africa may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation. Additional terms of the Notes are described in the accompanying Prospectus under "Description of Debt Securities."

        The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

Form, Denominations and Registration

        The statements set forth in this Prospectus Supplement in this subsection and in "Definitive Notes" and in the section entitled "Global Clearance and Settlement" include summaries of certain rules and procedures of DTC, Clearstream, Luxembourg and Euroclear that affect transfers of interests in the Notes.

        The Notes will be issued as one or more global Notes in book-entry form registered in the name of a nominee of DTC. Book-entry interests in the Notes and all transfers relating to such interests in the Notes will be reflected in the book-entry records of DTC. The depositary for DTC will be Citibank, N.A., London Branch.

        Beneficial interests in the Notes, which will be in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, will be represented in, and transfers of such beneficial interests will be effected through, accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

        Citibank, N.A, London Branch, as Fiscal Agent, located at Citigroup Centre, Canada Square, London E14 5LB, United Kingdom, will maintain a register in which, subject to such reasonable regulations as the Fiscal Agent may prescribe, South Africa shall provide for the registration of, and the registration of transfers of, and exchanges of, the Notes.

        If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold securities through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

        If you so choose, you may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants' beneficial interests in the Global Notes in their customers' securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers' securities accounts with DTC.

        In sum, you may elect to hold your beneficial interests in the Notes:

  •
  in the United States, through DTC;

  •
  outside the United States, through Euroclear or Clearstream, Luxembourg; or

  •
  through organizations that participate in such systems.

        DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through

DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

        As an owner of a beneficial interest in the Notes, you will generally not be considered the holder of any Notes under the Fiscal Agency Agreement.

        The laws of some states of the United States require that certain persons take physical delivery of securities in certificated form. Consequently, your ability to transfer interests in a Note may be limited.

        Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the holders of the Notes under the Fiscal Agency Agreement or the Notes. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes. South Africa understands that, under existing industry practice, in the event that any owner of a beneficial interest in the Notes desires to take any action that the registered owner, as the holder of such Notes, is entitled to take, the registered owner would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment

        Payment of principal of and interest on the Notes will be made to the nominee of DTC, as the registered owner. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or interest on the Notes, participants' accounts will be credited in accordance with applicable DTC rules and procedures.

        Neither South Africa nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Any moneys held by the Fiscal Agent in respect of the Notes and remaining unclaimed for two years after the amount becomes due and payable will be returned to South Africa, and the holder of such Note will thereafter look only to South Africa for any payment to which the holder may be entitled. See also "Description of the Notes—Prescription" in this Prospectus Supplement.

Foreign Currency Risks

        An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which South Africa has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

        This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

Prescription

        To the extent permitted by applicable law, the Notes will become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or Paying Agent on or prior to the maturity date, the date on which notice is given to holders of the Notes that payment in full has been received.

Definitive Notes

        South Africa will cause Notes to be issued in definitive form in exchange for Notes only if DTC, or the nominee thereof notifies South Africa in writing that it is no longer willing or able to discharge its responsibilities as depositary for the Notes properly; DTC ceases to be a clearing agency registered under the Exchange Act and South Africa is unable to locate a qualified successor within 90 days after receiving such notice; if an event of default has occurred and is continuing as described under "Description of Debt Securities—Events of Default" in the accompanying Prospectus or South Africa at any time and in its sole discretion determines not to have any of the Notes represented by the Global Notes. If any of the above events occurs, South Africa will reissue the Notes in fully certificated, registered form in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof and will recognize the registered holders of the definitive Notes as holders under the Fiscal Agency Agreement. Such Notes may be presented for registration of transfer or exchange at the office of the Fiscal Agent in the City of London or at the office of the Listing and Paying Agent in Luxembourg, and principal and interest will be payable at such offices, provided that interest may be paid by check mailed to the registered holders of the definitive Notes. In the event of the issuance of definitive Notes, South Africa will publish a notice in a leading newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) announcing such issuance and, for as long as the Notes are listed on the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, the South African Government will maintain a transfer agent and paying agent in Luxembourg.

        A definitive Note will be transferable in whole or in part in an authorized denomination upon the surrender of the certificate evidencing the definitive Notes to be transferred, together with the form of transfer duly endorsed on it completed and executed, at the specified office of any transfer agent. In the case of a transfer of only part of a definitive Note, a new certificate in respect of the balance not transferred will be issued to the transferor.

        In the event that definitive Notes are issued, the Transfer and Paying Agent and its specified office shall be as set forth at the end of this Prospectus Supplement, and payment of principal will be made only against presentation and surrender of the definitive Notes to the Transfer and Paying Agent. The South African Government reserves the right at any time to vary or terminate the appointment of any transfer agent and paying agent and to appoint additional or other transfer agents and paying agents. If the South African Government appoints additional or other transfer or paying agents in Luxembourg, notice of such change will be published in Luxembourg as set forth in the section entitled "Description of the Notes—Notices" in this Prospectus Supplement.

Replacement of the Notes

        Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as the South African Government may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent in London or the Listing and Paying Agent in Luxembourg set out at the end of this Prospectus Supplement.

Further Issues

        South Africa may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes, provided that such additional notes do not have, for purposes of United States federal income taxation, a greater amount of original issue discount, if any, than the Notes have as of the date of the issue of such additional notes.

Notices

        So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, South Africa will publish notices in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, South Africa will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. South Africa will also publish all notices in London in the Financial Times and in New York in The Wall Street Journal. Notices shall be deemed to have been given on the date of their publication or, if published more than once on different dates, on the first date on which publication is made.

Luxembourg Paying Agent

        So long as Notes are listed on the regulated market "Marché réglementé" of the Luxembourg Stock Exchange (Bourse de Luxembourg) and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale á Luxembourg, société anonyme to serve as its paying agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT

        As far as the Republic is aware, the information below has been accurately reproduced and no facts have been omitted which would render the reproduced information inaccurate or misleading. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC's, Euroclear's or Clearstream, Luxembourg's performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

  DTC is:

  •
  a limited-purpose trust company organized within the meaning of the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream, Luxembourg

        Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as the Underwriters, securities brokers and dealers, banks, trust companies and other organizations. The Underwriters are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

        The Republic will issue the Notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry security through Euroclear or

Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants' beneficial interests in the book-entry security in their customers' securities accounts with their depositaries.

        These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers' securities accounts with DTC.

        The Republic and the Fiscal Agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once the Republic and the Fiscal Agent make payments to the registered holders, the Republic and the Fiscal Agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book- entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

        DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the Notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Fiscal Agency Agreement or the Notes. Euroclear's or Clearstream, Luxembourg's ability to take actions as a holder under the Notes or the Fiscal Agency Agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

        The Fiscal Agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

        The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

        DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Cleastream, Luxembourg Participants

        Participants in Euroclear and Clearstream, Banking will transfer interests in the Notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

        When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the Notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear's or Clearstream, Luxembourg's account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

        Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

        As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant's account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

        Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring Notes to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

        Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back- valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

        If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

        Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases Notes from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

  (a)
  borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system's customary procedures;

  (b)
  borrowing the Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in the borrower's Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

  (c)
  staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

 TAXATION

        The following information is of a general nature only and is based on the laws presently in force in Luxembourg, though it is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors in the Notes should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.

        A discussion of the South African and United States federal income tax consequences of the acquisition, ownership and disposition of the Notes may be found in the accompanying Prospectus under the headings "South African Taxation" and "United States Taxation."

Luxembourg Taxation

        Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature, or to any other concepts, refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l'emploi) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax as well as the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding Tax

Luxembourg non-residents

        Under Luxembourg general tax laws currently in effect, there is no withholding tax on payments of principal, premium or interest (including accrued but unpaid interest) made to Luxembourg non-resident holders of Notes. There is also no Luxembourg withholding tax, upon repayment of principal or upon redemption, repurchase or exchange of the Notes.

Luxembourg residents

        Under Luxembourg tax law currently in effect and subject to the law of December 23, 2005, as amended (the "Relibi Law"), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of Notes, nor on accrued but unpaid interest in respect of Notes, nor is any Luxembourg withholding tax payable upon the redemption or repurchase of Notes held by Luxembourg resident holders of Notes.

        Under the Relibi Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to an individual beneficial owner who is a resident of Luxembourg will be subject to a withholding tax of 20%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Notes coming within the scope of the Relibi Law will be subject to a withholding tax at a rate of 20%.

Income Taxation on Principal, Interest, Gains on Sales or Redemption

Luxembourg non-residents

        Holders of Notes who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed base of business in Luxembourg with which the holding of the Notes is connected, will not be subject to taxes (income taxes and net wealth tax) or duties in Luxembourg with respect to payments of principal or interest (including accrued interest), payments received upon redemption, issue discounts, repurchase or exchange of Notes or capital gains realized upon the disposal or repayment of the Notes.

        A non-resident corporate Holder of Notes or an individual Holder of Notes acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which or to whom such Notes are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Notes and on any gains realized upon the sale or disposal, in any form whatsoever, of the Notes.

Luxembourg residents

        Holders of Notes who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

  (a)
  Luxembourg resident corporate holder of Notes

        A corporate holder of Notes must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of the Notes, in its taxable income for Luxembourg income tax assessment purposes.

        A corporate holder of Notes that is governed by the law of 11 May 2007 on family estate management companies, as amended, or by the law of December 17, 2010 on undertakings for collective investment, as amended, by the law of February 13, 2007 on specialized investment funds, as amended, or by the law of July 23, 2016 on reserved alternative investment funds and which does not fall under the special tax regime set out in article 48 thereof is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realized on the sale or disposal, in any form whatsoever, of the Notes.

  (b)
  Luxembourg resident individual holder of Notes

        An individual holder of Notes, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax at progressive rates in respect of interest received, redemption premiums or issue discounts, under the Notes, except if (i) withholding tax has been levied on such payments in accordance with the Relibi Law, or (ii) the individual holder of the Notes has opted for the application of a 20% tax in full discharge of income tax in accordance with the Relibi Law, which applies if a payment of interest has been made or ascribed by a paying agent established in a EU Member State (other than Luxembourg), or in a Member State of the European Economic Area (other than a EU Member State). A gain realized by an individual holder of Notes, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of Notes is not subject to Luxembourg income tax, provided this sale or disposal took place more than six months after the Notes were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax, except if tax has been levied on such interest in accordance with the Relibi Law.

        An individual holder of Notes acting in the course of the management of a professional or business undertaking must include this interest in its taxable basis. If applicable, the tax levied in accordance with the Relibi Law will be credited against his/her final tax liability.

Net Wealth Taxation

        A corporate holder of Notes, whether it is a resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which/whom such Notes are attributable, is subject to Luxembourg wealth tax on such Notes, except if the holder of Notes is governed by the law of May 11, 2007 on family estate management companies, as amended, by the law of December 17, 2010 on undertakings for collective investment, as amended, by the law of February 13, 2007 on specialized investment funds, as amended, by the law of July 23, 2016 on reserved alternative investment funds, or is a securitization company governed by the law of March 22, 2004 on securitization, as amended, or is a capital company governed by the law of June 15, 2004 on venture capital vehicles, as amended1.

        An individual holder of Notes, whether he/she is a resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such Notes.

Other taxes

        In principle, no stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by holders of Notes in connection with the issue of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption of the Notes.

        However, a fixed or ad valorem registration duty may be due upon the registration of the Notes in Luxembourg in the case where the Notes are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the Notes on a voluntary basis.

        There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to South Africa, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

        Holders of Notes not permanently resident in Luxembourg at the time of death will not be subject to inheritance or other similar taxes in Luxembourg in respect of the Notes.

        Where a holder of Notes is a resident of Luxembourg for tax purposes at the time of his/her death, the Notes are included in his/her taxable estate for inheritance tax assessment purposes.

        Gift tax may be due on a gift or donation of Notes if embodied in a Luxembourg deed passed in front of a Luxembourg notary or recorded in Luxembourg.

1
Securitisation companies governed by the law of 22 March 2004 on securitisation, as amended, or capital companies governed by the law of 15 June 2004 on venture capital vehicles, as amended, or reserved alternative investment funds governed by the law of 23 July 2016 and which fall under the special tax regime set out under article 48 thereof may, under certain conditions, be subject to a minimum net wealth tax.

UNDERWRITING

        Subject to the terms and conditions set forth in a Pricing Agreement, dated May 15, 2018, South Africa has agreed to sell to each of the underwriters named below (together, the "Underwriters"), and each of the Underwriters has severally, and not jointly, agreed to purchase the principal amount of the Notes set forth opposite its name below. Under the terms and conditions of the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

Underwriters	Principal Amount of 2030 Notes		Principal Amount of 2048 Notes
J.P. Morgan Securities plc	U.S.$	350,000,000	U.S.$	150,000,000
Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch)	U.S.$	350,000,000	U.S.$	150,000,000
The Standard Bank of South Africa Limited	U.S.$	350,000,000	U.S.$	150,000,000
Deutsche Bank AG, London Branch	U.S.$	175,000,000	U.S.$	75,000,000
Nedbank Limited	U.S.$	175,000,000	U.S.$	75,000,000

Total	U.S.$	1,400,000,000	U.S.$	600,000,000

        The Underwriters propose to offer the Notes initially at the public offering price on the cover page of this Prospectus Supplement. After the initial public offering of the Notes, the Underwriters may change the public offering price and concession and discount to broker/dealers.

        A portion of the discounts and commissions will be payable to certain BEE (Black Economic Empowerment) partners in accordance with South African law and practice.

        Each of the Underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying Prospectus or any other offering material relating to the Notes, in or from any jurisdiction outside the United States except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on South Africa except as set forth in the Pricing Agreement.

        Any Underwriter who is not registered as a broker-dealer with the SEC will not engage in any transaction related to the Notes in the United States except as permitted by the Exchange Act. Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Nedbank Limited, Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch), and The Standard Bank of South Africa Limited are not broker-dealers registered with the SEC and therefore may not make sales of any securities in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Nedbank Limited, Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch), or The Standard Bank of South Africa Limited intend to effect any sales of the Notes in the United States, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Nedbank Limited, Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch), and The Standard Bank of South Africa Limited will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law. Notwithstanding anything to the contrary in this Prospectus Supplement, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Nedbank Limited, Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch), and The Standard Bank of South Africa Limited shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Underwriters in the United States. To the extent that Deutsche Bank AG, London Branch, and J.P. Morgan Securities plc intend to effect any sales of the Notes in the United States, Deutsche Bank AG, London Branch, and J.P. Morgan Securities plc will do so only through Deutsche Bank Securities Inc. and J.P. Morgan

Securities LLC, their respective affiliates, or one or more U.S. registered broker-dealers or as otherwise permitted by applicable U.S. law.

        The Underwriters acknowledge that the Notes constitute "controlled securities" as defined in Section 14 of the South African Exchange Control Regulations, 1961 promulgated pursuant to the South African Currency and Exchanges Act, 1933 (the "Exchange Control Regulations") and as such are subject to the Exchange Control Regulations and the directives or authorities issued or granted by the Financial Surveillance Department of the South African Reserve Bank ("Exchange Control Authorities") in respect of the Exchange Control Regulations from time to time.

        In terms of the Currency Transfer Guarantee issued by the Exchange Control Authorities in respect of the Notes (the "Currency Transfer Guarantee"), the Exchange Control Authorities, in their capacity as the agent for the Minister of Finance of the Republic for the purposes of the enforcement of the Exchange Control Regulations, have irrevocably and unconditionally guaranteed that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfilment of the financial obligations arising from the Notes and the Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality.

        The Currency Transfer Guarantee constitutes an irrevocable and unconditional exchange control authority by the Exchange Control Authorities for the transfer of the amounts and in the currency required by the Republic to meet its financial obligations under the Notes and the Fiscal Agency Agreement.

        The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The Underwriters have agreed that they will not offer or sell the Notes, or distribute or publish any document or information relating to the Notes, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction. See "Jurisdictional Restrictions." In particular, offers and sales of the Notes in the United States will be effected only by or through U.S. registered broker-dealers.

        In connection with the issue of the Notes, the Underwriters or any person acting for the Underwriters may over-allot or (provided that the aggregate principal amount of the Notes allotted does not exceed 105% of the aggregate principal amount of the Notes) effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilisation may not necessarily occur. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may cease at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes.

        South Africa has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

        Certain of the Underwriters from time to time have performed various investment and commercial banking and advisory services for South Africa for which they have received customary fees and expenses. The Underwriters may engage in transactions with and perform services for South Africa in the ordinary course of their business.

        The Republic estimates that its total expenses for this offering, excluding fees and commissions, will be approximately U.S.$493,444, including registration fees previously paid. The Republic estimates that its total expenses for this offering, including fees and commissions, will be approximately U.S.$2,993,444. The Republic estimates that its total expenses related to admission to trading on the Luxembourg Stock Exchange will be approximately U.S.$29,854.

 JURISDICTIONAL RESTRICTIONS

        The distribution of the offering materials and the transactions contemplated by the offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the offering materials come are required by the Republic to inform themselves of and to observe any of these restrictions.

        The offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

        In any jurisdiction in which the offering is required to be made by a licensed broker or dealer and in which an Underwriter, or any affiliate of an Underwriter is so licensed, it shall be deemed to be made by such Underwriter or such affiliate on behalf of the Republic.

Belgium

        The offering of the Notes does not constitute a public offering within the meaning of Article 3, §2 of the Belgian Law of June 16, 2006 on public offering of securities and admission of securities to trading on a regulated market (the "Prospectus Law"). The offering of the Notes will be exclusively conducted under applicable private placement exemptions and has therefore not been, and will not be, notified to, and any other offer material relating to the offering of the Notes (has not been, and will not be, approved by, the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers/Autoriteit voor Financiële Diensten en Markten). The offering of the Notes and any other offer material relating to the offering of the Notes may only be advertised, offered or distributed in any way, directly or indirectly, to any persons located and/or resident in Belgium who qualify as "Qualified Investors" as defined in Article 10, §1 of the Prospectus Law, and who are acting for their own account, or in other circumstances which do not constitute a public offering in Belgium pursuant to the Prospectus Law.

European Economic Area

        Each of the Underwriters has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision:

  (a)
  the expression "retail investor" means a person who is one (or more) of the following:

  (i)
  a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

  (ii)
  a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

  (iii)
  not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"); and

  (b)
  the expression an "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

        In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a "Relevant Member State"), each of the Underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant

Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

  (A)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (B)
  at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Underwriter or Underwriters for any such offer; or

  (C)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to above shall require the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision:

  (i)
  the expression "an offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; and

  (ii)
  the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

France

        Each of the Underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any of the Notes to the public in France and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the accompanying Prospectus and this Prospectus Supplement or any other offering material relating to the Notes and such offers, sales and distributions have been and will be made in France only to (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefe uille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés), as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-4 of the French Code monétaire et financier.

Germany

        Each of the Underwriters has represented and agreed that it has not offered or sold and that it will not offer or sell the Notes in the Federal Republic of Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in the Federal Republic of Germany governing the issue, sale and offering of securities.

Guernsey

        The Notes may not be offered, sold, transferred or delivered in the Bailiwick of Guernsey as part of their initial distribution or at any time thereafter, directly or indirectly, to the public (meaning any person not regulated under any of Guernsey's financial services regulatory laws, including the Protection of Investors (Bailiwick of Guernsey) Law, 1987; the Insurance Business (Bailiwick of

Guernsey) Law, 2002; the Banking Supervision (Bailiwick of Guernsey) Law, 1994 or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000.

Hong Kong

        Each of the Underwriters has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance.

Italy

        The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa ("CONSOB") pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of the accompanying Prospectus or Prospectus Supplement or of any other document relating to any Notes be distributed in Italy, except, in accordance with any Italian securities, tax and other applicable laws and regulations. Each Underwriter has represented and agreed that it has not offered, sold or distributed, and will not offer, sell or distribute any Notes or any copy of this Prospectus Supplement or the accompanying Prospectus or any other offer document in the Republic of Italy ("Italy") except:

  (a)
  to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree no. 58 of February 24, 1998, as amended (the "Consolidated Financial Services Act") and Article 34-ter, paragraph 1, letter (b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended ("Regulation 11971"); or

  (b)
  in any other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Consolidated Financial Services Act and Article 34-ter of Regulation 11971.

        Any offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement or the accompanying Prospectus or any other document relating to the Notes in Italy under (a) or (b) above must:

  (i)
  be made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Consolidated Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007 (as amended from time to time) and Legislative Decree No. 385 of September 1, 1993, as amended (the "Banking Act");

  (ii)
  comply with any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy (including the reporting requirements, where applicable, pursuant to Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time) and/or any other Italian authority.

Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the "FIEA") and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

        In Luxembourg, this announcement has been prepared on the basis that the offering of the Notes will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus for offers of securities.

Saudi Arabia

        No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering of the Notes. Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a "Saudi Investor") who acquires Notes should note that the offering of the Notes is a private placement under Article 10 or Article 11 of the "Offer of Securities Regulations" as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the Board of the Capital Market Authority resolution number 1-28-2008 dated August 18, 2008 (the "KSA Regulations") through a person authorized by the Capital Market Authority ("CMA") to carry on the securities activity of arranging and following a notification to the CMA under the KSA Regulations.

        The Notes may thus not be advertised, offered or sold to any person in the Kingdom of Saudi Arabia other than to "sophisticated investors" under Article 10 of the KSA Regulations or by way of a limited offer under Article 11 of the KSA Regulations.

        The offering of the Notes shall not therefore constitute a "public offer" pursuant to the KSA Regulations, but is subject to the restrictions on secondary market activity under Article 17 of the KSA Regulations. Any Saudi Investor who has acquired Notes pursuant to a private placement under Article 10 or Article 11 of the KSA Regulations may not offer or sell those Notes to any person unless the offer or sale is made through an authorized person appropriately licensed by the CMA and: (a) the Notes are offered or sold to a Sophisticated Investor; (b) the price to be paid for the Notes in any one transaction is equal to or exceeds Saudi Riyal 1 million or an equivalent amount; or (c) the offer or sale is otherwise in compliance with Article 17 of the KSA Regulations.

Singapore

        Each Underwriter has acknowledged that this Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has represented and agreed that it has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

  Note:

        Where Notes are subscribed or purchased under Section 275 by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

        securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

  (i)
  to an institutional investor under section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 275(4)(i)(B) of the SFA;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law;

  (iv)
  as specified in Section 276(7) of the SFA; or

  (v)
  as specified in Regulation 32 of the Securities and Futures (Offer of Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Republic of South Africa

        The Notes constitute "controlled securities" as defined in Section 14 of the Exchange Control Regulations and as such are subject to the Exchange Control Regulations and the directives or authorities issued or granted by the Exchange Control Authorities in respect of the Exchange Control Regulations from time to time.

        In terms of the Currency Transfer Guarantee, the Exchange Control Authorities, in their capacity as the agent for the Minister of Finance of the Republic for purposes of the enforcement of the Exchange Control Regulations, have irrevocably and unconditionally guaranteed that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfilment of the financial obligations arising from the Notes and the Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality.

        The Currency Transfer Guarantee constitutes an irrevocable and unconditional exchange control authority by the Exchange Control Authorities for the transfer of the amounts and in the currency required by the Republic to meet its financial obligations under the Notes and the Fiscal Agency Agreement.

Switzerland

        The offering of the Notes is made in Switzerland on the basis of a private offer, not as a public offering. Neither this document nor any other offering or marketing material relating to the offering of the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this document nor any other offering or marketing material relating to the offering of the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

        Each Underwriter has represented and agreed that it has not offered, sold or delivered, and will not offer, sell or deliver, at any time, directly or indirectly, any Notes acquired by it as part of the offering in the Republic of China (the "ROC") or to, or for the account or benefit of, any resident of the ROC, unless otherwise permitted by the laws and regulations of the ROC.

United Kingdom

        Each Underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

United Arab Emirates

        Each Underwriter has represented and agreed that the Notes have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering or the sale of securities.

 LEGAL MATTERS

        Certain legal matters will be passed upon for the Republic by the Chief Law Adviser of the Republic of South Africa. The validity of the Notes will be passed upon for the Underwriters by Allen & Overy LLP, U.S. counsel to the Underwriters. All statements in this Prospectus Supplement with respect to matters of South African law have been passed upon for the Republic by the Chief State Law Adviser, and for the Underwriters by Allen & Overy (South Africa) LLP.

GENERAL INFORMATION

        The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream, Luxembourg.

	CUSIP Number	ISIN	Common Code
2030 Notes	836205 AY0	US836205AY00	182307416
2048 Notes	836205 AZ7	US836205AZ74	182307424

        The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B—1210 Brussels. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

        The issue and sale of the Notes have been authorized by the Minister of Finance of the Republic of South Africa by virtue of a certificate of authorization pursuant to the authority conferred upon him by Sections 66(2)(a), 71 and 72 of the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999) of the Republic of South Africa. Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, the South African Government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African Government.

        Save as disclosed herein on pages S-6 to S-10 and in the Annual Report, as amended, incorporated by reference herein, since March 31, 2017 there has been no significant change to South Africa's tax and budgetary systems, gross public debt, foreign trade and balance of payment figures, foreign exchange reserves, financial position and resources or income and expenditure figures which is material in the context of the issue of the Notes. The Annual Report, as amended, addresses such changes on the pages of the documents incorporated by reference indicated in the table on pages S-46 to S-48 below.

        South Africa is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the Notes nor, so far as South Africa is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

        There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which South Africa is aware) during the 12 months preceding the date of this Prospectus Supplement which may have or have had in the recent past significant effects, in the context of the issue of the Notes, on South Africa and its financial position.

        South Africa has appointed Banque Internationale à Luxembourg, société anonyme as the Luxembourg Listing Agent and as the Luxembourg Transfer and Paying Agent, and, for so long as the Notes are admitted to trading on the regulated market of the Luxembourg Stock Exchange and so long as the rules of the Luxembourg Stock Exchange so require, South Africa will maintain a listing agent, transfer agent and paying agent in Luxembourg. In the event of an issuance of definitive certificates, Banque Internationale à Luxembourg, société anonyme, as Luxembourg Transfer and Paying Agent, will make payments of principal and interest and register transfers in the manner described in the section entitled "Description of the Notes—Definitive Notes" in this Prospectus Supplement.

        Copies of the following documents will be available for inspection during usual business hours at the specified office of the Luxembourg Listing Agent: (a) the Fiscal Agency Agreement (which will contain the form of the Global Notes) and (b) the authorization of the Minister of Finance of the Republic of South Africa pursuant to the Public Finance Management Act, No. 1 of 1999 (as amended by the Public Finance Management Amendment Act, No. 29 of 1999) authorizing the issue and sale of the Notes. In addition, copies of the Annual Report and copies of the Republic's National Budgets will be available in English, free of charge, at the specified office of the Luxembourg Listing Agent for so long as the Notes are outstanding or admitted to trading on the regulated market of the Luxembourg Stock Exchange. The Prospectus Supplement and the documents incorporated by reference hereto will be available to view on the website of the Luxembourg Stock Exchange (http://www.bourse.lu) promptly after the Prospectus Supplement has been approved by the CSSF.

        Allen & Overy (South Africa) LLP have advised that under laws and regulations relating to sovereign immunity in force at the date hereof, the irrevocable submission of South Africa pursuant to the Pricing Agreement and the Fiscal Agency Agreement to the jurisdiction of any State or Federal court in The City of New York and the waivers by South Africa of any objection to the venue of a proceeding in any such court and of any immunity to jurisdiction to which it may otherwise be entitled or to any right to which it may be entitled based upon place of residence or domicile, are legal, valid and binding.

        Any judgment obtained in any State or Federal court in The City of New York arising out of or in relation to the obligations of South Africa under the Pricing Agreement and the Fiscal Agency Agreement will be enforceable against South Africa in the courts of the Republic of South Africa without re-examination of the merits; provided that (i) the foreign judgment was final and conclusive and is not superannuated, (ii) the recognition and enforcement of the foreign judgment by the South African courts is not contrary to South African public policy, (iii) the foreign court in question had jurisdiction and international competence according to the applicable rules on conflict of laws recognized by the laws of South Africa and (iv) the recognition and enforcement of the foreign judgment by the South African courts does not contravene section 1A of the South African Protection of Businesses Act, 1978 which prohibits the payment of multiple or punitive damages.

        The Auditor General of South Africa serves as the external auditor of all national and provincial state departments and municipalities, subject only to the Constitution of the Republic of South Africa, 1996, and the laws of South Africa. The Auditor General submits audit reports on the accounts, financial statements, financial management and the consolidated financial statements of all national and provincial state departments and municipalities to any legislature that has a direct interest in the audit.

 DOCUMENTS INCORPORATED BY REFERENCE

        The table below sets out the page references containing the information incorporated by reference, as required by Article 11 of the Prospectus Directive from (i) the Annual Report on Form 18-K for the Republic (for the purposes of this section, the "Issuer") for the fiscal year ended March 31, 2017 filed with the SEC on January 26, 2018 (as amended, the "Annual Report") and provided to the CSSF and published on the Web site of the Luxembourg Stock Exchange, which contains the economic, financial and statistical information for fiscal years ended March 31, 2017, March 31, 2016, March 31, 2015, March 31, 2014, March 31, 2013, and March 31, 2012, and (ii) the Amendment to the Annual Report on Form 18-K/A, filed with the SEC on May 15, 2018 and provided to the CSSF and published on the Web site of the Luxembourg Stock Exchange ("Amendment No. 1").

        For purposes of Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive (the "Prospectus Regulation"), the information that is not included in the below cross-reference list is considered to be additional information not required by the relevant schedules of the Prospectus Regulation.

Prospectus Regulation Item	Annual Report on Form 18-K for 2017 and Amendment No. 1 to the Annual Report
Annex XVI, 3.1: Issuer's position within the governmental framework	"Republic of South Africa—Government and Political Parties" on pages 6 to 9 of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report.
Annex XVI, 3.2: Geographic location and legal form of the Issuer	"Republic of South Africa—Area and Population" on pages 5 and 6 of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report.
Annex XVI, 3.4(a): Structure of the issuer's economy	"The South African Economy" on pages 18 to 37 of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report.
Annex XVI, 3.4(b): Gross domestic product	"Summary Information—The Economy", on pages 3 and 4, and pages 18 to 65, of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report;
"Economic Overview—Domestic outlook" on pages 16 to 21 of Exhibit 99.F (2018 Budget Review) to Amendment No. 1; and
"Domestic economic developments—Domestic Output" on pages 7 to 14 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 1.
Annex XVI, 3.5 Issuer's political system and government	"Republic of South Africa—Government and Political Parties" on pages 6 to 9 of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report.
Annex XVI, 4(a): Tax and budgetary systems of the Issuer

"Public Finance—The Budget Process", "—MTBPS," "—2016 MTEF", "—2016-2017 National Budget and Consolidated Government Budget", "—Taxation," "—Tax Revenue," "—Personal Income Tax," and "—Company Tax," on pages 70 to 79 of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report.

Prospectus Regulation Item	Annual Report on Form 18-K for 2017 and Amendment No. 1 to the Annual Report
Annex XVI, 4(b) Gross public debt of the Issuer	"Government debt and debt-service costs" on pages 88 to 90 of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report;
"Government debt and contingent liabilities" on pages 81 to 92 of Exhibit 99.F (2018 Budget Review) to Amendment No. 1; and
"Public finance—Non-financial public-sector borrowing requirement" on pages 75 to 78 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 1.
Annex XVI, 4(c) Foreign trade balance and balance of payments

"The External Sector of the Economy—Foreign Trade", on pages 53 to 57, and "—Balance of Payments", on pages 58 to 62, of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report;

"Economic Overview—Domestic Outlook—Balance of Payments" on pages 19 and 20 of Exhibit 99.F (2018 Budget Review) to Amendment No. 1; and
"Current Account" on pages 36 to 42 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 1
Annex XVI, 4(d) Foreign exchange reserves

"The External Sector of the Economy—Reserves and Exchange Rates", on pages 63 to 65, and "Monetary and Financial System—Gold and Foreign Exchange Contingency Reserve Account (GFECRA)", on page 53, of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report;

"External economic accounts—International reserves and liquidity" on pages 47 and 48 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 1.
Annex XVI, 4(e): Financial position and resources including liquid deposits available in domestic currency

"National Government Debt—General", on pages 90 and 91, "The External Sector of the Economy—Balance of Payments", on pages 58 to 62, and "Public Finance—2017-2018 National Budget and Consolidated Government Budgets", on pages 72 and 73, of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report;

"Borrowing Performance and Projections—Cash Balances" on pages 87 to 88 of Exhibit 99.F (2018 Budget Review) to Amendment No. 1; and
"Public Finance—Budget comparable analysis of national government finance" on pages 78 to 88 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 1.

Prospectus Regulation Item	Annual Report on Form 18-K for 2017 and Amendment No. 1 to the Annual Report
Annex XVI, 4(f): Income and expenditure figures

"Public Finance—Consolidated Government Revenue", on pages 108 to 110, "Public Finance—2017-2018 National Budget and Consolidated Government Budgets", on pages 72 and 73, "Public Finance—Consolidated Government Expenditure, 2014-2016", on page 74, and "Public Finance—Consolidated Government Expenditure by function & economic classification, 2014/15-2020/21", on pages 74 and 75, of Exhibit 99.E (Description of the Republic of South Africa) to the Annual Report;

"Revenue collection and outlook" on pages 41 to 43 and "Consolidated government expenditure" on pages 55 to 56 of Exhibit 99.F (2018 Budget Review) to Amendment No. 1; and
"Domestic economic developments—Real gross domestic expenditure" on page 13 and "Current Account" on pages 36 to 42 of Exhibit 99.E (March Quarterly Bulletin) to Amendment No. 1.

PROSPECTUS

Republic of South Africa

Debt Securities and/or
Warrants to Purchase
Debt Securities

        By this prospectus, the Republic of South Africa may offer debt securities and/or warrants to purchase debt securities with a maximum aggregate principal amount of up to US$10,000,000,000 (or the equivalent in other currencies or composite currencies).

        The Republic of South Africa may offer from time to time as separate issues one or more series of unsecured debt securities or warrants to purchase debt securities. Debt securities not designated as "equal ranking securities" will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others. Debt securities designated as "equal ranking securities" will rank, without any preference among themselves and equally, with all other external debt of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others, it being understood that this provision shall not be construed so as to require South Africa to make payments under the debt securities ratably with payments being made under any other external debt. The Republic of South Africa may offer debt securities in exchange for other debt securities or that are convertible into new debt securities.

        The Republic of South Africa will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus, or into any prospectus supplement carefully before you make any decision to invest in the debt securities or warrants to purchase debt securities. This prospectus may not be used to make offers or sales of debt securities or warrants to purchase debt securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is March 28, 2017

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that the Republic of South Africa filed with the Securities and Exchange Commission under a "shelf" registration process. Under this shelf process the Republic of South Africa may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants the Republic of South Africa may offer under this shelf process. Each time the Republic of South Africa sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic of South Africa, if necessary, and specific information about the terms of that offering.

        Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

 FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act. Statements that are not historical facts, including statements with respect to certain of the expectations, plans and objectives of the Republic of South Africa and the economic, monetary and financial conditions of the Republic of South Africa, are forward-looking in nature. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date that they are made, and the Republic of South Africa undertakes no obligation to publicly update any of them in light of new information or future events.

        Forward-looking statements involve inherent risks and uncertainties. The Republic of South Africa cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

  •
  external factors, such as interest rates in financial markets outside the Republic of South Africa and social and economic conditions in the Republic of South Africa's neighbors and major export markets; and

  •
  internal factors, such as general economic and business conditions in the Republic of South Africa, present and future exchange rates of the rand, foreign currency reserves, the ability of the South African government to enact key reforms, the level of domestic debt, domestic inflation, the level of foreign direct and portfolio investment and the level of South African domestic interest rates.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Republic of South Africa files Annual Reports on Form 18-K with the Securities and Exchange Commission on a voluntary basis under file number 033-85866. The Republic's Annual Report on Form 18-K for the fiscal year ended March 31, 2016 filed with the Commission on December 5, 2016 is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term "Annual Report" will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

        Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

        Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Ambassador of the Republic of South Africa, by mail at the Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008, or by phone at +27 12 315 5140.

 USE OF PROCEEDS

        Unless otherwise specified in an applicable prospectus supplement, the net proceeds from the sale of the debt securities and/or warrants to purchase debt securities will be used for the general purposes of the South African government. South Africa may also issue securities in exchange for any of its outstanding securities.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions common to all series of the debt securities and the Amended and Restated Fiscal Agency Agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the Amended and Restated Fiscal Agency Agreement and the debt securities.

General

        The South African government may issue one or more series of debt securities as it chooses to authorize.

        The accompanying prospectus supplement will describe the following terms of the debt securities:

  •
  the title;

  •
  the price or prices at which we will issue the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

  •
  the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

  •
  the date or dates on which principal and interest will be payable;

  •
  the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, the record dates for payment of interest and interest payment dates;

  •
  the place or places where principal and interest payments will be made;

  •
  the time and price limitations on redemption of the debt securities;

  •
  our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

  •
  if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which these amounts will be determined;

  •
  whether and under what circumstances the South African government will issue the debt securities as global debt securities; and

  •
  any other specific terms of the debt securities.

        Any debt securities offered by the South African government that are exchangeable for other debt securities or for equity securities of entities owned by South Africa will be described in the prospectus supplement relating to such debt securities. Any special United States federal income tax and other considerations applicable to any debt securities (i) issued with original issue discount, denominated in a currency other than the U.S. dollar or (iii) payments on which are determined by reference to any index also will be described in the prospectus supplement relating to such debt securities.

        There will be a fiscal agent or agents for the South African government in connection with the debt securities whose duties will be governed by the Amended and Restated Fiscal Agency Agreement. The South African government will appoint a fiscal agent for each series of debt securities, which may or may not be the same fiscal agent. So long as no conflict of interest arises, the fiscal agent may engage or be interested in any financial or other transaction with the South African government. The fiscal agent is the agent of the South African government. The fiscal agent is not a trustee for the holders of debt securities and does not have a trustee's responsibilities or duties to act for the holders of debt securities.

        The South African government may issue debt securities that bear no interest or interest at a rate which at the time of issuance is below market rates to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any debt securities sold at a discount will be described in the prospectus supplement relating to the debt securities.

        The South African government will make payments of principal of (and premium, if any) and interest on the debt securities at the place or places and in the currency or currencies it designates and sets forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on fully registered debt securities will be paid by check mailed to the persons in whose names the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person's address that appears on the register of the debt securities.

Currency Transfer Guarantee

        Unless otherwise provided in the applicable prospectus supplement, the debt securities will benefit from a currency transfer guarantee of the South African Reserve Bank, under which the South African Reserve Bank, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control Regulations, will irrevocably and unconditionally guarantee that the transfer to the fiscal agent of all sums in the amount and in the currency required for the fulfilment of the financial obligations arising from the debt securities and the Amended and Restated Fiscal Agency Agreement will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at that time in South Africa and without any obligation of a holder of debt securities or the fiscal agent to submit an affidavit or to comply with any other formality.

Nature of the Obligations of the South African Government

        The following description shall apply to any series of debt securities that have been designated "Equal Ranking Securities."

        The debt securities constitute and will constitute direct, general, unconditional, and unsecured external indebtedness of South Africa (which shall mean all indebtedness of South Africa in respect of moneys borrowed by South Africa and guarantees given by South Africa for moneys borrowed by others which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand) and will rank, without any preference among themselves and equally, with all other external indebtedness of South Africa. It is understood that this provision shall not be construed so as to require South Africa to make payments under the debt securities ratably with payments being made under any other external debt.

        The following description shall apply to any series of debt securities that have not been designated "Equal Ranking Securities."

        The debt securities will constitute direct, unconditional, general and unsecured obligations of South Africa and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of South Africa for moneys borrowed and guarantees given by it in respect of money borrowed from others.

  The following description shall apply to each series of debt securities:

        The full faith and credit of South Africa will be pledged for the due and punctual payment of, and the due and timely performance of all of South Africa's obligations relating to, the debt securities. Amounts payable in respect of principal of and interest on the debt securities will be charged upon and be payable out of the National Revenue Fund of the South African government, where the public revenues of the South African government are deposited, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of the South African government.

Negative Pledge

        So long as any debt security remains outstanding, the South African government will not create any mortgage, pledge, lien or other arrangement creating security upon any of its present or future revenues or assets to secure any present or future debt of the South African government, including:

  •
  moneys borrowed by the South African government, and

  •
  guarantees given by the South African government of debts incurred by other parties which are denominated or payable in a currency other than the South African rand, without equally and ratably securing the outstanding debt securities. The South African government may, however, create security on goods or other assets provided to or acquired by it and securing a sum not greater than the purchase price, including interest and other related charges, of these goods or assets and related services.

South African Taxation

        The information contained below sets out guidelines on the current position regarding South African taxation for taxpayers who hold as capital assets South African debt securities that are listed on a securities exchange. The information below is intended to be a general guide to the relevant tax laws of South Africa and is not intended as comprehensive advice and does not purport to describe all of the considerations that may be relevant to a prospective purchaser of, or subscriber for, debt securities. Prospective purchasers of, or subscribers for, debt securities should consult their own professional advisers in regard to the purchase of, or subscription for, debt securities and the tax implications thereof.

South African Income Tax

        Tax liability in South Africa is dependent on whether a person is a resident of South Africa. A natural person will be a tax resident of South Africa if he or she is either:

  (1)
  ordinarily resident in South Africa; or

  (2)
  physically present in South Africa for a period or periods exceeding 91 days in aggregate during the relevant year of assessment, as well as for a period or periods exceeding 91 days in aggregate during each of the preceding five years and for more than 915 days in the aggregate during those five preceding years of assessment.

        A company, incorporated association, corporation or other body corporate will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic of South Africa and that other country for the avoidance of double taxation.

        In respect of debt securities, the interest earned by a non-resident of South Africa is exempt from South African income tax under section 10(1)(h) of the Income Tax Act, 1962 (the "Income Tax Act"), unless the non-resident of South Africa:

  (1)
  is a natural person who was physically present in South Africa for a period exceeding 183 days in aggregate during the twelve-month period preceding the date on which the interest is received or accrued by or to that person; or

  (2)
  at any time during (that year) the twelve-month period preceding the date on which the interest is received or accrued by or to that person carried on business through a permanent establishment in South Africa.

        If a holder of the debt securities does not qualify for the exemption under section 10(1)(h) of the Income Tax Act, an exemption from or reduction of any South African tax liability may be available under an applicable double taxation agreement. In terms of the double taxation treaty in force between South Africa and the United States, interest (including income from government securities) derived and beneficially owned by a resident of the United States shall be taxable only in the United States unless the beneficial owner of the interest (i) carries on business through a permanent establishment situated in South Africa, or (ii) performs independent personal services from a fixed base situated in South Africa (established where an individual stays in the state in which he/she does not reside for a period or periods exceeding in the aggregate 183 days in the relevant year of assessment).

        Purchasers are advised to consult their own professional advisers as to whether the interest income earned on the debt securities will be exempt under section 10(1)(h) of the Income Tax Act or under the applicable double taxation agreement.

Withholding Tax

        Under the taxation law which is currently in effect in South Africa, all payments made under the debt securities to resident and non-resident holders of the debt securities will generally be made free of withholding or deduction for or on account of any taxes, duties, assessments or governmental charges in South Africa.

        The tax authorities in South Africa have introduced a final withholding tax on interest ("WHT") which will be levied at the rate of 15%, introduced from March 1, 2015, applying to interest payments made from a South African source to foreign persons (i.e. non-residents), which are paid or become due and payable on or after that date. Exemptions from WHT include (i) amounts of interest paid by the South African government and (ii) amounts of interest paid in respect of a debt that is listed on a recognized exchange, which includes the JSE.

Definition of Interest

        The references to "interest" above mean "interest" as understood in South African tax law. The statements above do not take account of any different definitions of "interest" or "principal" which may prevail under any other law or which may be created in this prospectus or any related documentation.

South African Securities Transfer Tax

        The issue, transfer and redemption of the South African debt securities will not attract securities transfer tax under the debt securities Transfer Tax Act, 2007 (the "STT Act") because the debt securities do not constitute "securities" as defined in the STT Act. Any future transfer duties and/or taxes that may be introduced in respect of (or applicable to) the transfer of the debt securities will be for the account of the holders.

South African Value-Added Tax

        No value-added tax ("VAT") is payable on the issue or transfer of the debt securities. The issue, sale or transfer of the debt securities constitutes "financial services" as defined in section 2 of the South African Value-Added Tax Act, 1991 (the "VAT Act"). In terms of section 2 of the VAT Act, the issue, allotment, drawing, acceptance, endorsement or transfer of ownership of a debt security as well as the buying and selling of derivatives constitute a financial service, which is exempt from VAT in terms of section 12(a) of the VAT Act. The debt securities constitute "debt securities" as defined in section 2(2)(iii) of the VAT Act.

        However, commissions, fees or similar charges raised for the facilitation of the issue, allotment, drawing, acceptance, endorsement or transfer of ownership of debt securities will be subject to VAT at the standard rate (currently 14%), except where the recipient is a non-resident.

        Services (including exempt financial services) rendered to non-residents who are not in South Africa when the services are rendered, are subject to VAT at the zero rate in terms of section 11(2)(l) of the VAT Act.

Capital Gains Tax

        Capital gains and losses of residents of South Africa on the disposal of debt securities are subject to capital gains tax unless the debt securities are purchased for re-sale in the short term as part of a scheme of profit making, in which case the proceeds will be subject to income tax. Any discount or premium on acquisition which has already been treated as interest for income tax purposes under section 24J of the Income Tax Act will not be taken into account when determining any capital gain or loss. If the debt securities are disposed of or redeemed prior to or on maturity, a gain or loss must be calculated. The gain or loss is deemed to have been incurred or to have accrued in the year of assessment in which the transfer or redemption occurred. The calculation of the gain or loss will take into account interest which has already accrued or been incurred during the period in which the transfer or redemption occurs. In terms of section 24J(4A), where an adjusted loss on transfer or redemption includes interest which has been included in the income of the holder, that amount qualifies as a deduction from the income of the holder during the year of assessment in which the transfer or redemption takes place.

        Capital gains tax under the Eighth Schedule to the Income Tax Act will not be levied in relation to debt securities disposed of by a person who is not a resident of South Africa unless the debt securities disposed of are attributable to a permanent establishment of that person through which a trade is carried on in South Africa during the relevant year of assessment.

        Purchasers are advised to consult their own professional advisers as to whether a disposal of debt securities will result in a liability to capital gains tax.

Terms of South African Government Debt Securities Issuances

        If any payment of principal or interest is not exempt as aforesaid, the South African government generally agrees to pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African taxes, will not be less than the amount the holder would have received in the absence of South African taxes, except that no such additional amounts shall be payable in respect of:

  (a)
  any South African taxes that are imposed by reason of the failure of the holder or beneficial owner of the debt security to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

  (b)
  any debt security presented for payment more than 30 days after:

  (i)
  the date on which such payment first becomes due; or

  (ii)
  if the full amount of the money payable has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received that notice to that effect shall have been duly given in the manner provided in the Amended and Restated Fiscal Agency Agreement, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiration of such period of 30 days.

United States Taxation

        In the opinion of White & Case LLP, special United States tax counsel for the South African government, the following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued by South Africa, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to the type of debt security as appropriate. This summary deals only with initial purchasers of debt securities at the issue price that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address any U.S. federal estate, gift or alternative minimum tax considerations or any state, local, foreign or other tax laws or the Medicare surtax on unearned net investment income. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or U.S. expatriates or former long-term residents of the United States.

        As used herein, the term "U.S. Holder" means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected under applicable

        U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes. The term "Non-U.S. Holder" means a beneficial owner of debt securities that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are Non-U.S. Holders.

        The U.S. federal income tax treatment of a partner in a partnership that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.

        Any special U.S. federal income tax considerations which apply to debt securities issued in a currency other than U.S. dollars or issued with more than de minimis original issue discount, and any limitations on sales of debt securities in bearer form, will be described in the applicable prospectus supplement.

        The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

U.S. Holders

Payments of Interest

        Interest on a debt security, including the payment of any additional amounts, will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. Interest paid on the debt securities constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities.

Sale and Retirement of the Debt Securities

        A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the tax basis of the debt security. A U.S. Holder's tax basis in a debt security will generally be its U.S. dollar cost. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the debt security was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally                        will be U.S. source. The ability of a U.S. Holder to deduct capital losses is subject to limitations.

Non-U.S. Holders

        A Non-U.S. Holder generally will not be subject to United States federal income or withholding taxes on payments of interest or gain realized on the sale or exchange of the debt securities, unless (i) such payment or gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

Backup Withholding and Information Reporting

        Payments of principal and interest on, and the proceeds of sale or other disposition of debt securities by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain

        Holders (including, among others, corporations), are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue

Service. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

        Certain U.S. Holders are subject to reporting requirements on their ownership of certain foreign financial assets, including debt of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of the taxable year (or $75,000 on any day during the taxable year) by attaching Internal Revenue Service Form 8938 (Statement of Specified Foreign Assets) with their tax return for each year in which they hold an interest in the debt securities. The debt securities are expected to constitute foreign financial assets subject to these requirements unless the debt securities are held in an account at a financial institution. U.S. Holders should consult their tax advisors regarding the application of any reporting requirements to their ownership of the debt securities.

        Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

Events of Default

        The events of default are:

  (1)
  default in any payment of principal of (and premium, if any, on) or interest on any of the debt securities of such series and the continuance of the default for a period of more than 30 days after the due date; or

  (2)
  failure to perform or observe any other obligation under the debt securities of such series and the continuance of the default for a period of 60 days following written notice of the default to the South African government at the office of the fiscal agent by any holder (except where the failure is not capable of remedy, in which event no notice is required); or

  (3)
  if:

  (a)
  any other present or future external indebtedness becomes due and payable prior to its stated maturity by reason of default, or any such external indebtedness is not paid at its maturity as extended by any applicable grace period, or any external indebtedness in the form of a guarantee is not honored when due and called upon or within any applicable grace period, or

  (b)
  the South African government declares a general moratorium on the payment of any external indebtedness.

Redemption

        If the debt securities of a series provide for mandatory redemption by the South African government, or redemption at the election of the South African government, redemption shall be on not more than 60 nor less than 30 days' notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by lot by the fiscal agent. Unless all the debt securities of a series to be redeemed are registered debt securities or bearer debt securities registered as to principal, notice of redemption will be published at least twice prior to the redemption date in a newspaper printed in the English language and of general circulation in Europe and at such other places, if any, as are set forth in such debt securities.

        Additionally, notice of such redemption will be mailed to holders of registered debt securities of such series, and to those holders of bearer debt securities of such series who have registered the principal of their debt securities, to their last addresses as they appear on the register for the debt securities of such series. Under United States income tax regulations, special rules will apply to debt securities that can be redeemed prior to maturity if the yield on the redeemed debt securities would be lower than the yield on the debt securities if outstanding to stated maturity.

Governing Law; Consent to Service

        The Amended and Restated Fiscal Agency Agreement and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except with respect to all matters governing South Africa's authorization of issuance and execution of any debt securities and any other matters required to be governed by the laws of the Republic of South Africa, which will be governed by the laws of the Republic of South Africa.

        The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint the Ambassador of the Republic of South Africa, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, N.W., Washington, D.C. 20008 to be its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

        This appointment of an agent for service of process will be irrevocable until all amounts in respect of the principal of (and premium, if any), and any interest due and to become due on or in respect of all of the debt securities have been provided to the fiscal agent pursuant to the terms of the Amended and Restated Fiscal Agency Agreement and either paid or returned to the South African government as provided in the Amended and Restated Fiscal Agency Agreement, except that, if for any reason, the authorized agent ceases to be able to act as such authorized agent or ceases to have an address in the United States, the South African government will appoint another person in Washington, D.C. or The City of New York, selected in its discretion, as its authorized agent.

        Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

Acceleration of Maturity of the Securities

        If any of the events of default described in "—Events of Default" above occurs and is continuing with respect to any series of securities, the holders of at least 25% of the aggregate principal amount of the securities outstanding (as defined below) of that series may, by notice to South Africa (with a copy to the fiscal agent), declare all the securities of that series to be due and payable immediately.

        Upon any declaration of acceleration, the principal, interest and all other amounts payable on the securities of that series will become immediately due and payable on the date South Africa receives written notice of the declaration, unless South Africa has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

        If prior to receipt by South Africa of a demand all defaults have been cured, the securities may not be declared due and payable immediately. Because each series of securities is independent of each other series, a default with respect to one series of securities will not, in itself, constitute a default with respect to, or permit the acceleration of the maturity of, securities of a different series except as provided in clause (3) of "—Events of Default" above.

Amendments to the Terms of the Securities

        The Amended and Restated Fiscal Agency Agreement contains provisions for convening meetings of the holders of a given series of securities to consider matters relating to the securities in that series, including without limitation, the modification of any provision of the terms of the securities in that series.

COLLECTIVE ACTION SECURITIES

        The following description does not apply to any series of debt securities that has been designated as Aggregated Collective Action Securities. See "Aggregated Collective Action Securities" below for a description of the terms of Aggregated Collective Action Securities.

        The South African government may designate a particular series of debt securities to be "Collective Action Securities," the specific terms of which will be described in the prospectus supplement relating to such securities.

        The Amended and Restated Fiscal Agency Agreement described in this prospectus contains provisions, commonly known as "collective action clauses," regarding future modifications to the term of, or other actions taken in respect of, the Securities issued thereunder. Under these provisions, modifications or other actions affecting the "reserved matters" listed (defined below and in the Amended and Restated Fiscal Agency Agreement), including but not limited to, modification to payment and other important terms, may be made to a single series of debt securities issued under the Amended and Restated Fiscal Agency Agreement with the consent of the holders of 75% in aggregate principal amount outstanding of that series.

Meetings and Notice

        General.    A meeting of holders of debt securities of any series may be called at any time:

  •
  to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the Amended and Restated Fiscal Agency Agreement or the debt securities of that series, or to modify, amend or supplement the terms of the debt securities of that series or of the Amended and Restated Fiscal Agency Agreement.

        South Africa may at any time call a meeting of the holders of debt securities for any such purpose to be held at such time and place as South Africa shall determine.

        If the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request in writing a meeting for any such purpose as mentioned above, the fiscal agent will call such a meeting.

        For the purposes of this prospectus, "outstanding" debt securities do not include:

  •
  debt securities cancelled by or delivered for cancellation to the fiscal agent, or held by the fiscal agent for reissuance but not reissued;

  •
  debt securities called for redemption;

  •
  debt securities in lieu of or in substitution for which other securities shall have been authenticated and delivered.

        Notice.    The notice of a meeting will set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date.

        Voting; Quorum.    A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. At any meeting, other than a meeting to discuss a reserved matter, the persons entitled to vote a majority of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% of the aggregate principal amount of the outstanding debt securities in that series. At any meeting to discuss a reserved matter, the persons entitled to vote 75% of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum.

        Regulations.    The fiscal agent may make such reasonable and customary regulations as it deems advisable for any meeting with respect to:

  •
  the proof of the holding of bearer debt securities of a series;

  •
  the proof of the appointment of proxies in respect of holders of registered debt securities of a series;

  •
  the record date for determining the registered owners of registered debt securities of a series entitled to vote (which date shall be set in a notice provided between 30 and 90 days before the meeting);

  •
  the adjournment and chairmanship of the meeting;

  •
  the appointment and duties of inspectors of votes;

  •
  the submission and examination of proxies, certificates and other evidence of the right to vote; and

  •
  other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

        South Africa, the fiscal agent and the holders may generally modify or take actions with respect to the Amended and Restated Fiscal Agency Agreement or the terms of a series of securities:

  •
  with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding securities of that series that are represented at a meeting; or

  •
  with the written consent of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding securities of that series;

        However, the holders of not less than 75% of the aggregate principal amount of such series of the outstanding securities, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the securities of that series that would:

  •
  change the due dates for the payment of principal of or interest on the securities of that series,

  •
  reduce any amounts payable on the securities of that series,

  •
  reduce the amount of principal payable upon acceleration of the maturity of the securities of that series,

  •
  reduce the interest rate of the securities of that series,

  •
  change the payment currency or places of payment for the securities of that series,

  •
  permit early redemption of the securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price,

  •
  reduce the percentage of holders of the securities of that series whose vote or consent is needed to amend, supplement or modify the Amended and Restated Fiscal Agency Agreement (as it relates to the securities of that series) or the terms and conditions of the securities of that series or to take any other action with respect to the securities of that series or change the definition of "outstanding" with respect to the securities of that series,

  •
  change South Africa's obligation to pay any additional amounts in respect of the securities of that series,

  •
  change the governing law provision of the securities of that series,

  •
  change the courts to the jurisdiction of which South Africa has submitted; South Africa's obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York; or South Africa's waiver of immunity, in respect of actions or proceedings brought by any holder based upon the securities of that series, as described herein,

  •
  in connection with an exchange offer for the securities of that series, amend any event of default under the securities of that series, or

  •
  change the status of the securities of that series, as described under "—Nature of the Obligations of the South African Government" above.

        South Africa refers to the above subjects as "reserved matters". A change to a reserved matter, including the payment terms of any series of the securities, can be made without the consent of individual holders of the securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding securities of that series) agree to the change.

        South Africa and the fiscal agent may, without the vote or consent of any holder of any series of the securities, amend the Amended and Restated Fiscal Agency Agreement or any series of securities for the purpose of:

  •
  adding to South Africa's covenants for the benefit of the holders,

  •
  surrendering any of South Africa's rights or powers,

  •
  providing collateral for the securities of that series,

  •
  curing any ambiguity or correcting or supplementing any defective provision, or

  •
  making any other change that (a) is not inconsistent with the securities of that series and (b) does not adversely affect the interest of any holder of the securities of that series in any material respect.

        For purposes of determining whether the required percentage of holders of any series of the securities has approved any amendment, modification or change to, or waiver of, the securities of that series or the Amended and Restated Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the securities of that series, securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, "public sector instrumentality" means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and "control" means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

AGGREGATED COLLECTIVE ACTION SECURITIES

        The following description does not apply to any series of debt securities that has been designated as Collective Action Securities.

        See "Collective Action Securities" above for a description of the terms of Collective Action Securities.

        South Africa may designate a particular series of debt securities to be "Aggregated Collective Action Securities," (as distinguished from "Collective Action Securities" discussed above), the specific terms of which will be described in the prospectus supplement relating to such securities. Aggregated Collective Action Securities will have the same terms and conditions as the Collective Action Securities described above, except that such Aggregated Collective Action Securities shall contain different provisions relating to certain aspects of calling and holding meetings, and voting on amendments, modifications, changes and waivers, as follows:

Meetings and Notice

        General.    A meeting of the holders of debt securities of any series may be called at any time:

  •
  to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the Amended and Restated Fiscal Agency Agreement or the debt securities of that series, or to modify, amend or supplement the terms of the debt securities of that series.

        South Africa may at any time call a meeting of the holders of debt securities for any such purpose to be held at such time and place as South Africa shall determine.

        If the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request in writing a meeting for any such purpose as mentioned above, the fiscal agent will call such a meeting.

        For the purposes of this prospectus, "outstanding" debt securities do not include:

  •
  debt securities cancelled or delivered for cancellation to the fiscal agent, or held by the fiscal agent for reissuance but not reissued;

  •
  debt securities called for redemption;

  •
  debt securities in lieu of or in substitution for which other securities shall have been authenticated and delivered

        Notice.    The notice of a meeting will set forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, including, if applicable, if the meeting is to consider a proposal for a modification of two or more series, an indication of which series of debt securities will be aggregated for purposes of voting on that proposal and the modification method chosen by South Africa for the vote on that proposal and the identity of the modifications calculation agent, if any. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date.

        Voting; Quorum.    A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. At any meeting, other than a meeting to discuss a reserved matter, the persons entitled to vote a majority of the aggregate principal amount of the outstanding securities of a series shall constitute a quorum, and at the reconvening of any such meeting adjourned for a lack of a quorum, the persons entitled to vote 25% of the aggregate principal amount of the outstanding debt securities in that series. At any meeting to discuss a reserved matter, the persons sufficient to vote to approve such reserved matter modification of the securities of such series shall constitute a quorum.

        Regulations.    The fiscal agent may make such reasonable and customary regulations as it deems advisable for any meeting with respect to:

  •
  the proof of the holding of bearer debt securities of a series;

  •
  the proof of the appointment of proxies in respect of holders of registered debt securities of a series;

  •
  the record date for determining the registered owners of registered debt securities of a series entitled to vote (which date shall be set in a notice provided between 30 and 90 days before the meeting);

  •
  the adjournment and chairmanship of the meeting;

  •
  the appointment and duties of inspectors of votes;

  •
  the submission and examination of proxies, certificates and other evidence of the right to vote; and

  •
  other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

        South Africa, the fiscal agent and the holders may generally modify or take actions that are not a "technical modification" or a change to a "reserved matter" with respect to the Amended and Restated Fiscal Agency Agreement or the terms of the debt securities of a single series that have been designated Aggregated Collective Action Securities with:

  •
  the affirmative vote of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

  •
  the written consent of the holders of more than 50% of the aggregate principal amount of the outstanding securities of that series.

        However, the holders may approve, by vote or consent through one of three modification methods, any proposed modification by South Africa that would do any of the following:

  •
  change the due date for the payment of the principal of or interest on the debt securities of that series;

  •
  reduce any amounts payable on the debt securities of that series;

  •
  reduce the amount of principal payable upon acceleration of the maturity of the debt securities of such series;

  •
  reduce the interest rate of the debt securities of that series;

  •
  change the payment currency or places of payment for the debt securities of that series;

  •
  permit early redemption of the debt securities of that series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

  •
  change South Africa's obligation to pay any additional amounts under the debt securities of that series;

  •
  change the definition of "uniformly applicable", "reserved matter" or "reserved matter modification" with respect to the debt securities of that series;

  •
  change the governing law provision of the debt securities of that series;

  •
  reduce the percentage of holders of debt securities required for the taking of any action pursuant to the modification provisions for Aggregated Collective Action Securities or change the definition of "Outstanding" with respect to the debt securities of that series;

  •
  change the courts to the jurisdiction of which South Africa has submitted; its obligation to appoint and maintain an agent of process in Washington, D.C. or The City of New York; or South Africa's waiver of immunity, in respect of actions or proceedings brought by any holders of the debt securities of such series;

  •
  in connection with an exchange offer for the debt securities of such series, amend any Event of Default as set forth in the terms of the debt securities of the series;

  •
  change the status of the debt securities of that series, as described under the heading "—Nature of the Obligations of the South African Government" above;

        South Africa refers to the above subjects as "reserved matters." A change to a reserved matter, including the payment terms of the debt securities, can be made without the consent of individual holders, as long as the change is approved, pursuant to one of the three following modification methods:

  (1)
  where such proposed modification would affect the securities of a single series, by vote or consent of the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of such a series affected by the proposed modification;

  (2)
  where such proposed modification would affect the outstanding debt securities of two or more series, by vote or consent of the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain "uniformly applicable" requirements are met; or

  (3)
  where such proposed modification would affect the outstanding debt securities of two or more series, by vote or consent of the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

        "Uniformly applicable," as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification that is not uniformly applicable shall be undertaken by the third method of modification described above, while a uniformly applicable modification may be undertaken by the second or third method described above at the discretion of South Africa.

        South Africa may select, in its discretion, any modification method for a reserved matter modification in accordance with the Amended and Restated Fiscal Agency Agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

        Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, South Africa will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

  •
  a description of South Africa's economic and financial circumstances that are in South Africa's opinion relevant to the request for the proposed modification, a description of South Africa's existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

  •
  if South Africa shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

  •
  a description of South Africa's proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

  •
  if South Africa is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

        For the purpose either of administering a vote of holders of securities or seeking the written consent of holders of securities, including for calculating the principal amount of the securities of any series eligible to participate in such a vote or consent solicitation and for calculating the principal amount of securities of any series that have given consent with respect to a modification, South Africa may appoint a calculation agent. The fiscal agent shall notify the holders of all securities eligible to participate in such a vote or consent solicitation of the methodology, as determined by the calculation agent, by which the principal amount of each series of securities eligible to participate in that vote or consent solicitation will be calculated. This notification shall be given in writing not less than five (5) days prior to the meeting of holders of securities at which such vote shall occur or, in the case of a consent solicitation for written consent, at the time such solicitation is made. The calculation agent shall provide the fiscal agent with the methodology at least five (5) business days before the fiscal agent is required to provide the notification thereof.

        For purposes of determining whether the required percentage of holders of any series of the securities has approved any amendment, modification or change to, or waiver of, the securities of that series or the Amended and Restated Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the securities of that series, securities of that series owned, directly or indirectly, by South Africa or any public sector instrumentality of South Africa will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, "public sector instrumentality" means the South African Reserve Bank, any department, ministry or agency of the South African government or any corporation, trust, financial institution or other entity owned or controlled by the South African government or any of the foregoing, and "control" means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or to elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

        If both South Africa and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the Amended and Restated Fiscal Agency Agreement or the debt securities of any series for the purpose of:

  •
  adding to the covenants of South Africa;

  •
  surrendering any right or power conferred upon South Africa;

  •
  securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

  •
  curing any ambiguity or curing, correcting or supplementing any defective provision contained in the Amended and Restated Fiscal Agency Agreement or in the debt securities of that series; or

  •
  amending the Amended and Restated Fiscal Agency Agreement or the debt securities of that series in any manner which South Africa and the fiscal agent may determine and which does not adversely affect the interest of any holder of debt securities of that series in any material respect.

        South Africa refers to the above matters as "technical modifications." Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

        Except as specifically set forth in this prospectus, the other terms set forth under "Description of Debt Securities" including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Aggregated Collective Action Securities.

DESCRIPTION OF WARRANTS

        The following description sets forth certain general terms and provisions of the warrants and the warrant agreement (copies of which are or will be filed as exhibits to the registration statement). This summary does not purport to be complete and is qualified in its entirety by reference to these exhibits and all provisions of the warrant agreement and the warrants.

General

        The South African government may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. Each series of warrants will be issued under a warrant agreement to be entered into between the South African government and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of warrants.

        Each prospectus supplement that provides for the issuance of warrants will describe the following terms:

  •
  the terms referred to above under "Description of Debt Securities—General" as they relate to the particular series of debt securities that may be purchased by holders of the warrants;

  •
  the principal amount of debt securities that may be purchased by a holder of one warrant;

  •
  the purchase price of debt securities to someone exercising a warrant;

  •
  the procedures of and conditions that must be followed to purchase debt securities by exercising the warrant;

  •
  the dates on which the right to exercise the warrants shall begin and end;

  •
  whether and under what conditions the warrants may be terminated or cancelled by the South African government;

  •
  the date, if any, on and after which the warrants and debt securities issued together may be separately transferred;

  •
  whether the warrants represented by the warrant certificates will be issued in registered or bearer form, whether they will be exchangeable between such forms and, if registered, where they may be transferred and registered; and

  •
  other specific provisions.

Governing Law; Consent to Service

        The warrants will be governed by and construed in accordance with the laws of the State of New York except with respect to their authorization and execution and any other matters required to be governed by the laws of the Republic of South Africa. The South African government will accept the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the warrants that may be maintained by any holder of those warrants. The South African government will appoint the warrant agent as its authorized agent upon which process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the warrants brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law.

        Neither the appointment of an authorized agent for service of process nor the waiver of immunity includes actions brought under the United States federal securities laws. In the absence of a waiver of immunity by the South African government with respect to such actions it would not be possible to obtain a United States judgment in such an action against the South African government unless a court were to determine that the South African government is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such action.

United States Taxation

        Information with respect to the United States tax consequences of the issuance, purchase, exercise and expiration of warrants, including possible original issue discount on debt securities issued with warrants, will be set forth in the prospectus supplement relating to any particular issue of warrants.

 PLAN OF DISTRIBUTION

        South Africa may sell debt securities or warrants to purchase debt securities to or through underwriters, and also may sell debt securities or warrants to purchase debt securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the debt securities or warrants to purchase debt securities offered thereby.

        The distribution of the debt securities or warrants to purchase debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of debt securities or warrants to purchase debt securities, underwriters may receive compensation from the South African government or from purchasers of debt securities or warrants to purchase debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities or warrants to purchase debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities or warrants to purchase debt securities may be deemed to be underwriters, and any discount or commission received by them from the South African government and any profit on the resale of debt securities or warrants to purchase debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the South African government will be described, in the prospectus supplement.

        The debt securities or warrants to purchase debt securities will be a new issue of debt securities or warrants to purchase debt securities with no established trading market. Underwriters and agents to whom debt securities or warrants to purchase debt securities are sold by the South African government for public offering and sale may make a market in such debt securities or warrants to purchase debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants to purchase debt securities.

        Under agreements which may be entered into by the South African government, underwriters, dealers and agents who participate in the distribution of debt securities or warrants to purchase debt securities may be entitled to indemnification by the South African government against certain liabilities, including liabilities under the Securities Act.

        South Africa may offer the securities of any series to holders of other South African securities as consideration for the purchase or exchange by South Africa of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

        If so indicated in the prospectus supplement, the South African government will authorize underwriters or other persons acting as the South African government's agents to solicit offers by certain institutions to purchase debt securities or warrants to purchase debt securities from the South African government pursuant to contracts providing for payment and delivery on a future date.

        Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the South African government. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities or warrants to purchase debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

 OFFICIAL STATEMENTS

        Information included in this prospectus, or in any document incorporated by reference into this prospectus, that is identified as being derived from a publication of, or supplied by, the South African government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the South African government. All other information in this prospectus, or in any document incorporated by reference into this prospectus, and in the registration statement of which this prospectus is a part, other than that included under the caption "Plan of Distribution" in this prospectus, or in any document incorporated by reference into this prospectus, is included as a public official statement made on the authority of the Minister of Finance of the Republic of South Africa.

 VALIDITY OF THE SECURITIES

        Except as may otherwise be indicated in any prospectus supplement, the validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by the Chief State Law Adviser of the Republic of South Africa, and, as to U.S. and New York State law, by White & Case LLP, London, United Kingdom. As to all matters of South African law, White & Case LLP may rely upon the opinion of the Chief State Law Adviser of the Republic of South Africa. All statements with respect to matters of South African law in this prospectus have been passed upon by the Chief State Law Adviser, and are made upon his authority. White & Case LLP may act from time to time on behalf of the South African government.

 AUTHORIZED REPRESENTATIVE

        The Authorized Representative of the Republic of South Africa in the United States of America is the Ambassador of the Republic of South Africa to the United States, whose address is:

        Embassy of the Republic of South Africa 3051 Massachusetts Avenue, N.W. Washington, D.C. 20008

 FURTHER INFORMATION

        The issue and terms of debt securities or warrants to purchase debt securities will be authorized by the Minister of Finance of the Republic of South Africa pursuant to the authority conferred upon him by the Public Finance Management Act, 1999 (Act No. 1 of 1999) of the Republic of South Africa.

        A registration statement with respect to South Africa and the debt securities or warrants to purchase debt securities has been filed with the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C., 20549, under the Securities Act. Additional information concerning South Africa and the debt securities or warrants to purchase debt securities is to be found in the registration statement, any pre- or post-effective amendment to the registration statement and any document incorporated by reference into the registration statement, including the various exhibits to these documents, which may be inspected at the office of the Commission.

        The Republic of South Africa, although not subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, files Annual Reports on Form 18-K with the Commission on a voluntary basis. These Annual Reports include certain material statistical and other information concerning the Republic of South Africa. The Republic of South Africa may also include exhibits to its Annual Report on Form 18-K and file amendments on Form 18-K/A, for the purpose of filing with Commission information that has not been included in the registration statement to which this prospectus and any related prospectus supplement relate, which information would thereby be incorporated by reference into the registration statement. Annual Reports on Form 18-K and amendments on Form 18-K/A of the Republic of South Africa may be inspected at the office of the Commission, or reviewed on the Commission's Internet site at http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the Commission. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the debt securities or warrants to purchase offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ISSUER

REPUBLIC OF SOUTH AFRICA

National Treasury
40 Church Square
Pretoria 0001
South Africa
Phone: +27 12 315 5691

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR

Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

LEGAL ADVISER TO THE REPUBLIC OF SOUTH AFRICA

Susan Masapu

Acting Chief State Law Adviser of
the Republic of South Africa
12th Floor, Momentum Building
East Tower
329 Pretorius Street
Pretoria 0001
South Africa

LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law	As to South African Law
Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom	Allen & Overy (South Africa) LLP 6th Floor 90 Grayston 90 Grayston Drive Sandton Johannesburg 2196 South Africa

LUXEMBOURG LISTING AND PAYING AGENT

Banque Internationale à Luxembourg, société anonyme
69, route d'Esch
L-2953 Luxembourg
Grand Duchy of Luxembourg

REPUBLIC OF SOUTH AFRICA

U.S.$1,400,000,000 5.875% NOTES DUE 2030

U.S.$600,000,000 6.300% NOTES DUE 2048

PROSPECTUS SUPPLEMENT

The Joint Bookrunners are:

Deutsche Bank / Nedbank	J.P. Morgan	Rand Merchant Bank	Standard Bank

May 15, 2018